 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-267891
SUPPLEMENT DATED FEBRUARY 16, 2023
(TO PROXY STATEMENT/PROSPECTUS DATED JANUARY 19, 2023)

AMENDED MERGER PROPOSAL
YOUR VOTE IS VERY IMPORTANT
To the stockholders of Sesen Bio, Inc. and CARISMA Therapeutics Inc.:
On or about January 24, 2023, Sesen Bio, Inc., or Sesen Bio, mailed you a proxy statement/prospectus dated January 19, 2023, or the proxy statement/prospectus, relating to a special meeting of Sesen Bio stockholders, or the Sesen Bio special meeting, to be held at 10:00 a.m., Eastern Time, on Thursday, March 2, 2023, unless postponed or adjourned to a later date, for the purpose of considering and voting upon the matters set forth in the Notice of Special Meeting of Stockholders in the proxy statement/prospectus. The Sesen Bio special meeting will be a virtual meeting held exclusively via live webcast. Sesen Bio stockholders will be able to attend the meeting online, vote during the meeting until polls are closed, and submit questions during the meeting by registering in advance at www.proxydocs.com/SESN.
Since the mailing of the proxy statement/prospectus, Sesen Bio, CARISMA Therapeutics Inc., or Carisma, and Seahawk Merger Sub, Inc., or Merger Sub, entered into the Second Amendment to Agreement and Plan of Merger and Reorganization dated as of February 13, 2023, or the Second Merger Agreement Amendment, which amends the Agreement and Plan of Merger and Reorganization dated as of September 20, 2022, or the Original Merger Agreement, as amended by the First Amendment thereto dated as of December 29, 2022, or the First Merger Agreement Amendment, which is referred to herein collectively with the Original Merger Agreement and the First Merger Agreement Amendment as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Carisma, with Carisma surviving as a wholly-owned subsidiary of Sesen Bio, which transaction is referred to herein as the merger. We refer to the surviving corporation following the merger as the combined company.
Sesen Bio is furnishing this supplement to the proxy statement/prospectus, or the supplement, to provide supplemental disclosures regarding the Second Merger Agreement Amendment and certain related matters. The Second Merger Agreement Amendment, among other things, (i) decreases the minimum net cash of Sesen Bio required at the closing of the merger from $75.0 million to $70.0 million, (ii) increases the amount of the special cash dividend expected to be paid to Sesen Bio stockholders from approximately $70.0 million to $75.0 million, subject to the terms and conditions set forth in the Merger Agreement, and (iii) includes Michael Torok, an approximately 4.1% stockholder of Sesen Bio, as the Sesen Bio designee to the combined company’s board of directors in place of Dr. Thomas R. Cannell, D.V.M., Sesen Bio’s President and Chief Executive Officer and a member of the Sesen Bio board of directors. The special cash dividend remains contingent upon Sesen Bio stockholder approval of Proposal Nos. 1 and 2, as described in the proxy statement/prospectus, and the closing of the merger following satisfaction or waiver of the applicable conditions to the merger.
In addition, on February 13, 2023, as part of the Second Merger Agreement Amendment, the parties thereto amended and restated the Contingent Value Rights Agreement, or the amended CVR agreement, that Sesen Bio will enter into at or prior to the effective time of the merger. The amended CVR agreement extends the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, would be paid to holders of contingent value rights, or CVRs, from December 31, 2023 to March 31, 2027. The amended CVR agreement does not alter the contractual right of CVR holders to receive contingent cash payments upon the receipt by Sesen Bio of certain proceeds payable by F. Hoffmann-La Roche Ltd and Hoffman-La Roche Inc., or collectively, Roche, if any, pursuant to the Asset Purchase Agreement by and among Sesen Bio and Roche, or the Roche Asset Purchase Agreement, upon the achievement by Roche of a specified milestone set forth in the Roche Asset Purchase Agreement.

In connection with the execution of the Second Merger Agreement Amendment, on February 13, 2023, Sesen Bio and Carisma entered into a voting and support agreement with Bradley L. Radoff and Michael Torok, or, together with their affiliates, the Investor Group, pursuant to which the Investor Group agreed to vote their shares of Sesen Bio common stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and all related proposals. As of January 17, 2023, the record date for the Sesen Bio special meeting, the Investor Group beneficially owned approximately 8.5% of the outstanding shares of Sesen Bio common stock.
At the effective time of the merger, each outstanding share of Carisma capital stock (including shares of Carisma common stock issued in connection with the Carisma pre-closing financing) will be converted into the right to receive a number of shares of Sesen Bio common stock equal to the exchange ratio described in more detail in the section entitled “The Merger Agreement — Exchange Ratio” beginning on page 172 of the proxy statement/prospectus, as supplemented by this supplement. Also at the effective time of the merger, each outstanding option to purchase shares of Carisma common stock will be assumed by Sesen Bio and will be converted into an option to purchase shares of Sesen Bio common stock, with necessary adjustments to reflect the exchange ratio. Based on Sesen Bio’s capitalization and Carisma’s capitalization as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, the exchange ratio is estimated to be approximately 40.0154 shares of Sesen Bio common stock for each share of Carisma capital stock, which exchange ratio does not give effect to the proposed reverse stock split described in the proxy statement/prospectus. The final exchange ratio is subject to adjustment prior to the closing of the merger based on Sesen Bio’s net cash at the closing of the merger and the aggregate proceeds from the sale of Carisma common stock in the Carisma pre-closing financing and, as a result, Sesen Bio stockholders could own more, and Carisma stockholders (including, for this purpose, investors in the Carisma pre-closing financing) could own less, or vice versa, of the combined company.
Each share of Sesen Bio common stock, each option to purchase Sesen Bio common stock and each Sesen Bio restricted stock unit that is outstanding at the effective time of the merger will remain outstanding in accordance with its terms and such shares of common stock, options and restricted stock units, subject to the proposed reverse stock split, will be unaffected by the merger. Immediately after the merger, pre-merger Sesen Bio stockholders are expected to own approximately 24.2% of the outstanding shares of capital stock of the combined company and pre-merger Carisma stockholders, after taking into account shares of Carisma common stock purchased in connection with the Carisma pre-closing financing and the conversion of Carisma’s $35.0 million outstanding convertible note, are expected to own approximately 75.8% of the outstanding shares of capital stock of the combined company, subject to certain assumptions, including Sesen Bio’s net cash as of closing of the merger being at least $70.0 million.
After careful consideration, each of the Sesen Bio and Carisma boards of directors have approved the Merger Agreement and have determined that it is advisable to consummate the merger. The Sesen Bio board of directors has approved the proposals described in the proxy statement/prospectus and unanimously recommends that its stockholders vote “FOR” the proposals described in the proxy statement/prospectus, as supplemented by this supplement.
More information about Sesen Bio, Carisma, the Merger Agreement and the transactions contemplated thereby and the proposals being considered at the Sesen Bio special meeting is contained in the proxy statement/prospectus. Sesen Bio urges you to read the proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 26 OF THE PROXY STATEMENT/PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT BEGINNING ON PAGE S-9.
Your vote is important. If you have already submitted a proxy, you may still change your vote and revoke your proxy by: (1) submitting a new proxy via the internet or telephone by following the instructions on your proxy card that was previously mailed to you with the proxy statement/prospectus; (2) signing another proxy card and arranging for delivery of that proxy card by mail by 11:59 p.m., Eastern Time, the day before the Sesen Bio special meeting; (3) giving Sesen Bio’s Corporate Secretary written notice before the Sesen Bio special meeting that you want to revoke your proxy; or (4) voting during the Sesen Bio special meeting. Your attendance at the Sesen Bio special meeting alone will not revoke a previously submitted proxy. Sesen Bio will count your vote in accordance with the last instruction Sesen Bio receives from you prior to the closing of the polls, whether your instruction is received by internet, telephone, mail, or at the Sesen Bio special meeting.
Sesen Bio and Carisma are excited about the opportunities the proposed merger brings to both Sesen Bio’s and Carisma’s stockholders, and thank you for your consideration and continued support.

Thomas R. Cannell, D.V.M.	Steven Kelly
President and Chief Executive Officer	President and Chief Executive Officer
Sesen Bio, Inc.	CARISMA Therapeutics Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement. Any representation to the contrary is a criminal offense.
This supplement is dated February 16, 2023, and is first being mailed to Sesen Bio stockholders on or about February 17, 2023.

EXPLANATORY NOTE
This supplement to the proxy statement/prospectus of Sesen Bio, Inc., dated January 19, 2023, which was first mailed on or about January 24, 2023 to Sesen Bio stockholders who were record holders of Sesen Bio common stock as of January 17, 2023, is being provided to you because the parties thereto have entered into the Second Amendment to Agreement and Plan of Merger and Reorganization dated as of February 13, 2023, or the Second Merger Agreement Amendment, by and among Sesen Bio, Inc., CARISMA Therapeutics, Inc., and Seahawk Merger Sub, Inc. The Second Merger Agreement Amendment, among other things (i) decreases the minimum net cash of Sesen Bio required at the closing of the merger from $75.0 million to $70.0 million, (ii) increases the amount of the special cash dividend expected to be paid to Sesen Bio stockholders from approximately $70.0 million to $75.0 million, subject to the terms and conditions set forth in the Merger Agreement, and (iii) includes Michael Torok, an approximately 4.1% stockholder of Sesen Bio, as the Sesen Bio designee to the combined company’s board of directors in place of Dr. Thomas R. Cannell, D.V.M., Sesen Bio’s President and Chief Executive Officer and a member of the Sesen Bio board of directors. In addition, on February 13, 2023, as part of the Second Merger Agreement Amendment, the parties thereto amended and restated the Contingent Value Rights Agreement, or the amended CVR agreement, that Sesen Bio will enter into at or prior to the effective time of the merger. The amended CVR agreement extends the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, would be paid to holders of contingent value rights, or CVRs, from December 31, 2023 to March 31, 2027. In connection with the execution of the Second Merger Agreement Amendment, on February 13, 2023, Sesen Bio and Carisma entered into a voting and support agreement, or the Investor Group support agreement, with Bradley L. Radoff and Michael Torok or, together with their respective affiliates, the Investor Group, pursuant to which the Investor Group agreed to vote their shares of Sesen Bio common stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and all related proposals. As of January 17, 2023, the record date for the Sesen Bio special meeting, the Investor Group beneficially owned approximately 8.5% of the outstanding shares of Sesen Bio common stock.
This supplement and the annexes hereto should be read in conjunction with the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to in the proxy statement/prospectus and this supplement, each of which should be read in its entirety.
Except as otherwise described in this supplement and the annexes to this supplement, the proxy statement/prospectus, the annexes to the proxy statement/prospectus and the documents referred to in the proxy statement/prospectus and this supplement, are not otherwise modified, supplemented or amended. To the extent that information included in this supplement differs from, updates or conflicts with information included in the proxy statement/prospectus, the information in this supplement shall supersede or supplement the information in the proxy statement/prospectus.
Capitalized terms used and not defined in this supplement have the meanings set forth in the proxy statement/prospectus.
This supplement revises all of the references in the proxy statement/prospectus to the “merger agreement” to refer to the Agreement and Plan of Merger and Reorganization dated as of September 20, 2022, as amended by the First Amendment to Agreement and Plan of Merger and Reorganization dated as of December 29, 2022, and as further amended by the Second Merger Agreement Amendment.
REFERENCES TO ADDITIONAL INFORMATION
This supplement incorporates important business and financial information about Sesen Bio that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission, or the SEC, website (www.sec.gov) or upon your written or oral request by contacting the Corporate Secretary of Sesen Bio, Inc., 245 First Street, Suite 1800, Cambridge, MA 02142 or by calling (617) 444-8550.
To ensure timely delivery of these documents, any request should be made no later than February 23, 2023 to receive them before the Sesen Bio special meeting.
For additional details about where you can find information about Sesen Bio, see the section entitled “Where You Can Find More Information” on page S-42 of this supplement.

i

EXPLANATORY NOTE	i
REFERENCES TO ADDITIONAL INFORMATION	i
UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER	S-1
UPDATE TO PROSPECTUS SUMMARY	S-5
The Merger	S-5
Overview of the Merger Agreement	S-5
Voting and Support Agreements	S-6
Management Following the Merger	S-7
Interests of Sesen Bio Directors and Executive Officers in the Merger	S-7
Material U.S. Federal Income Tax Consequences of Receipt of the Special Cash Dividend	S-7
Litigation Related to the Merger	S-8
UPDATE TO MARKET PRICE AND DIVIDEND INFORMATION	S-9
UPDATE TO RISK FACTORS	S-10
UPDATE TO THE SPECIAL MEETING OF SESEN BIO STOCKHOLDERS	S-14
UPDATE TO THE MERGER	S-15
Background of the Merger	S-15
Opinion of Sesen Bio’s Financial Advisor	S-18
Interests of Sesen Bio Directors and Executive Officers in the Merger	S-18
Merger Consideration and Exchange Ratio	S-18
Anticipated Accounting Treatment	S-19
Litigation Related to the Merger	S-19
UPDATE TO THE MERGER AGREEMENT	S-21
Exchange Ratio	S-21
Directors and Officers of Sesen Bio Following the Merger	S-21
Pre-Closing Dividend	S-21
UPDATE TO AGREEMENTS RELATED TO THE MERGER	S-23
CVR Agreement	S-23
Voting and Support Agreements	S-23
UPDATE TO MATTERS BEING SUBMITTED TO A VOTE OF SESEN BIO STOCKHOLDERS	S-25
UPDATE TO SESEN BIO BUSINESS	S-26
Legal Proceedings	S-26
UPDATE TO MANAGEMENT FOLLOWING THE MERGER	S-28
UPDATE TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	S-29
UPDATE TO PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY	S-39
WHERE YOU CAN FIND MORE INFORMATION	S-42
ANNEXES
Annex S-A — Second Amendment to Agreement and Plan of Merger and Reorganization	S-A-1
Annex S-B — Form of Contingent Value Rights Agreement	S-B-1

Annex S-C —
Voting and Support Agreement by and among the Radoff Family Foundation, Bradley L. Radoff, JEC II Associates, LLC, the K. Peter Heiland 2008 Irrevocable Trust, Michael Torok, CARISMA Therapeutics, Inc. and Sesen Bio, Inc.

S-C-1

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER
The following information supplements and, where applicable, replaces, the information in the section entitled “Questions and Answers About The Merger” beginning on page 1 of the proxy statement/prospectus. You should read this supplement and the proxy statement/prospectus carefully, including the attached annexes. For more information, see the section entitled “Where You Can Find More Information” on page S-42 of this supplement.
Q:
Why am I receiving this supplement to the proxy statement/prospectus?

A:
You are receiving this supplement to the proxy statement/prospectus because Sesen Bio and Carisma have entered into the Second Merger Agreement Amendment, which is included as Annex S-A to this supplement. This supplement provides information about the Second Merger Agreement Amendment and supplements the proxy statement/prospectus that was previously mailed to you.

Q:
What are the significant changes in the Second Merger Agreement Amendment?

A:
The Second Merger Agreement Amendment further amends the Original Merger Agreement, as amended by the First Merger Agreement Amendment, to, among other things, (i) decrease the minimum net cash of Sesen Bio required at the closing of the merger from $75.0 million to $70.0 million, (ii) increase the amount of the special cash dividend expected to be paid to Sesen Bio stockholders from approximately $70.0 million to $75.0 million, subject to the terms and conditions set forth in the Merger Agreement, and (iii) include Michael Torok, an approximately 4.1% stockholder of Sesen Bio, as the Sesen Bio designee to the combined company’s board of directors in place of Dr. Thomas R. Cannell, D.V.M., Sesen Bio’s President and Chief Executive Officer and a member of the Sesen Bio board of directors, who was formerly designated as such. The special cash dividend remains contingent upon Sesen Bio stockholder approval of the merger and the satisfaction or waiver of the applicable closing conditions to the merger.

In addition, as part of the Second Merger Agreement Amendment, the parties thereto amended and restated the CVR Agreement, or the amended CVR Agreement, to extend the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, would be paid to holders of CVRs from December 31, 2023 to March 31, 2027. The amended CVR Agreement does not alter the contractual right of CVR holders to receive contingent cash payments upon the receipt by Sesen Bio of certain proceeds payable by Roche, if any, pursuant to the Roche Asset Purchase Agreement, upon the achievement by Roche of a specified milestone set forth in the Roche Asset Purchase Agreement. A copy of the form of the amended Contingent Value Rights Agreement is attached as Annex S-B to this supplement and shall replace in entirety the form of Contingent Value Rights Agreement attached to the proxy statement/prospectus as Annex F.
Q:
What will Sesen Bio stockholders receive in the merger?

A:
Consistent with the description on page 2 of the proxy statement/prospectus, following the Second Merger Agreement Amendment, at the effective time Sesen Bio stockholders will continue to own and hold their existing shares of Sesen Bio common stock and Sesen Bio intends to declare (i) a dividend payable to Sesen Bio stockholders of record as of a date agreed to by Sesen Bio and Carisma prior to the effective time with respect to the receipt of one CVR for each outstanding share of Sesen Bio common stock held by such stockholders on such date and (ii) the special cash dividend. Applying the estimated exchange ratio as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, immediately after the merger, pre-merger Sesen Bio stockholders are expected to own approximately 24.2% of the outstanding shares of capital stock of the combined company rather than 25.2% (subject to certain assumptions, including Sesen Bio’s net cash as of the closing of the merger being at least $70.0 million) and each CVR will be entitled to the proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, through March 31, 2027, rather than through December 31, 2023.

Q:
What will Carisma stockholders and Carisma optionholders receive in the merger?

A:
What Carisma stockholders will receive in the merger, as described on page 3 of the proxy statement/prospectus, remains unchanged by the Second Merger Agreement Amendment, except that, applying the estimated exchange ratio as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, immediately after the merger, pre-merger Carisma stockholders are expected to own approximately 75.8% of the outstanding shares of capital stock of the combined company rather than 74.8% (subject to certain assumptions, including Sesen Bio’s net cash as of the closing of the merger being at least $70.0 million).

Q:
Who will be the directors of the combined company following the merger?

A:
The combined company’s board of directors as described beginning on page 4 of the proxy statement/prospectus remains unchanged by the Second Merger Agreement Amendment, except that Michael Torok will be the Sesen Bio designee to the combined company board of directors following the closing of the merger rather than Thomas R. Cannell.

Q:
As a Sesen Bio stockholder, how does the Sesen Bio board of directors recommend that I vote in light of the Second Merger Agreement Amendment?

A:
After careful consideration of the Second Merger Agreement Amendment, the Sesen Bio board of directors continues to recommend that Sesen Bio stockholders vote “FOR” all of the proposals described in the proxy statement/prospectus.

Q:
Has there been any change to the time and location of the Sesen Bio special meeting?

A:
No. As stated in the proxy statement/prospectus, the Sesen Bio special meeting will be a virtual meeting held exclusively via live webcast at 10:00 a.m., Eastern Time, on March 2, 2023.

In order to attend the Sesen Bio special meeting, you must register in advance at www.proxydocs.com/SESN. After completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Sesen Bio special meeting and to vote and submit questions during the Sesen Bio special meeting. As part of the registration process, you must enter the control number located on your proxy card.
If your shares are held in “street name” by a broker, bank or other nominee, you are also invited to attend and vote your shares at the Sesen Bio special meeting. After completing your registration in advance at www.proxydocs.com/SESN, you will receive further instructions via email, including a unique link to access the Sesen Bio special meeting. As part of the registration process, you must enter the control number located on your voting instruction form. You will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.
Even if you plan to attend the Sesen Bio special meeting, Sesen Bio requests that you sign and return the enclosed proxy card or voting instruction form to ensure that your shares will be represented at the Sesen Bio special meeting if you become unable to attend. Please be sure to follow the instructions found on your proxy card or voting instruction form.
Q:
What do I do if I have already submitted a proxy or provided proxy instructions?

A:
Sesen Bio stockholders of record may change or revoke their vote at any time before their proxy is voted at the Sesen Bio special meeting by doing any one of the following things:

•
submitting a new proxy via the internet or telephone by following the instructions on the enclosed proxy card;

•
signing another proxy card and arranging for delivery of that proxy card by mail by 11:59 p.m., Eastern Time, the day before the Sesen Bio special meeting;

•
giving Sesen Bio’s Corporate Secretary a written notice before the Sesen Bio special meeting that you want to revoke your proxy; or

•
voting during the Sesen Bio special meeting. Your attendance at the Sesen Bio special meeting alone will not revoke a previously submitted proxy.

If a Sesen Bio stockholder who owns shares of Sesen Bio common stock in “street name” has instructed a broker to vote its shares of Sesen Bio common stock, the stockholder must follow directions received from its broker to change those instructions.
Your vote will be counted in accordance with the last instruction received prior to the closing of the polls, whether your instruction is received by internet, telephone, mail or at the Sesen Bio special meeting.
Q:
What risks should I consider in deciding whether to vote in favor of the merger?

A:
You should carefully review the section entitled “Risk Factors” beginning on page 26 of the proxy statement/prospectus, as amended and supplemented by this supplement, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Sesen Bio and Carisma, as independent companies, are subject.

Q:
What do I need to do now?

A:
Sesen Bio urges you to read the proxy statement/prospectus and this supplement carefully, including the annexes thereto and hereto, and to consider how the merger affects you.

If you are a Sesen Bio stockholder of record, you may provide your proxy instructions in one of three ways prior to the Sesen Bio special meeting:
•
Over the internet.   You may vote your shares over the internet by following the instructions in the enclosed proxy card.

•
By telephone.   You may vote your shares by telephone by following the instructions in the enclosed proxy card.

•
By mail.   You may vote your shares by completing, dating and signing the proxy card and promptly mailing it in the postage-paid envelope provided.

Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Sesen Bio special meeting.
Q:
Who can help answer my questions?

A:
If you would like to request documents from Sesen Bio or Carisma, please send a request in writing or by telephone to either Sesen Bio or Carisma at the following addresses:

Sesen Bio, Inc. 245 First Street, Suite 1800 Cambridge, Massachusetts 02142 Telephone: (617) 444-8550 Attn: Corporate Secretary Email: ir@sesenbio.com	CARISMA Therapeutics Inc. 3675 Market Street, Suite 200 Philadelphia, PA 19104 Telephone: (267) 491-6422 Attn: Corporate Secretary Email: info@carismatx.com
If you are a Sesen Bio stockholder and would like additional copies, without charge, of the proxy statement/prospectus or this supplement, or if you have questions about the merger, including the procedures for voting your shares, you should contact Sesen Bio’s proxy solicitor:

MacKenzie Partners, Inc. 1407
Broadway, 27th Floor
New York, New York 10018
(800) 322-2885
proxy@mackenziepartners.com

UPDATE TO PROSPECTUS SUMMARY
The following information amends as described, supplements and, where applicable, replaces, the information in the section entitled “Prospectus Summary” beginning on page 11 of the proxy statement/prospectus. You should read this supplement and the proxy statement/prospectus carefully, including the annexes attached hereto and thereto, respectively. For more information, see the section entitled “Where You Can Find More Information” on page S-42 of this supplement.
The Merger
The section “Prospectus Summary — The Merger” on pages 11 and 12 of the proxy statement/prospectus is replaced in its entirety with the following:
If the merger is completed, Merger Sub will merge with and into Carisma, with Carisma surviving as a wholly-owned subsidiary of Sesen Bio. After the completion of the merger, Sesen Bio will change its corporate name from “Sesen Bio, Inc.” to “Carisma Therapeutics Inc.” as contemplated by the Merger Agreement.
At the effective time, each outstanding share of Carisma capital stock will be converted into the right to receive a number of shares of Sesen Bio common stock equal to the exchange ratio described in detail in the section entitled “The Merger Agreement — Exchange Ratio” beginning on page 172 of the proxy statement/prospectus. Based on Sesen Bio’s capitalization and Carisma’s capitalization as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, the exchange ratio is estimated to be approximately 40.0154 shares of Sesen Bio common stock for each share of Carisma capital stock, which exchange ratio does not give effect to the proposed reverse stock split. The final exchange ratio is subject to adjustment prior to the closing of the merger based on Sesen Bio’s net cash at the closing of the merger and the aggregate proceeds from the sale of Carisma common stock in the Carisma pre-closing financing and, as a result, Sesen Bio stockholders could own more, and Carisma stockholders (including, for this purpose, investors in the Carisma pre-closing financing) could own less, or vice versa, of the combined company.
Also at the effective time, each outstanding Carisma option will be assumed by Sesen Bio and will be converted into an option to purchase shares of Sesen Bio common stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between Sesen Bio common stock and Carisma common stock determined in accordance with the Merger Agreement.
Each share of Sesen Bio common stock, each Sesen Bio option and each Sesen Bio RSU that is outstanding at the effective time will remain outstanding in accordance with its terms and each such share of Sesen Bio common stock, Sesen Bio option and Sesen Bio RSU, subject to the proposed reverse stock split, will be unaffected by the merger. Immediately after the merger, pre-merger Sesen Bio stockholders are expected to own approximately 24.2% of the outstanding shares of capital stock of the combined company and pre-merger Carisma stockholders, after taking into account shares of Carisma common stock purchased in connection with the Carisma pre-closing financing and the conversion of the Carisma convertible note, are expected to own approximately 75.8% of the outstanding shares of capital stock of the combined company, subject to certain assumptions, including Sesen Bio’s net cash as of the closing of the merger being at least $70.0 million.
Overview of the Merger Agreement
Merger Consideration
The section entitled “Prospectus Summary — Overview of the Merger Agreement — Merger Consideration” on page 14 of the proxy statement/prospectus is replaced in its entirety with the following:
At the effective time, each outstanding share of Carisma capital stock will be converted into the right to receive a number of shares of Sesen Bio common stock equal to the exchange ratio described in detail in the section entitled “The Merger Agreement — Exchange Ratio” beginning on page 172 of the proxy statement/prospectus. Based on Sesen Bio’s capitalization and Carisma’s capitalization as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, the exchange ratio is estimated to be approximately 40.0154 shares of Sesen Bio common stock for each share of Carisma capital stock, which exchange ratio does not give effect to the proposed reverse stock split. The final exchange ratio is subject to adjustment prior to the closing of the merger based on Sesen Bio’s net cash at the closing of the merger and the aggregate proceeds from the sale of Carisma common stock in the Carisma pre-closing financing and, as a result, Sesen Bio stockholders could own more, and Carisma stockholders (including, for this purpose, investors in the Carisma pre-closing financing) could own less, or vice versa, of the combined company.
Also at the effective time, each outstanding Carisma option will be assumed by Sesen Bio and will be converted into an option to purchase shares of Sesen Bio common stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between Sesen Bio common stock and Carisma common stock determined in accordance with the Merger Agreement.
Each share of Sesen Bio common stock, each Sesen Bio option and each Sesen Bio RSU that is outstanding at the effective time will remain outstanding in accordance with its terms and each such share of Sesen Bio common stock, Sesen Bio option and Sesen Bio RSU, subject to the proposed reverse stock split, will be unaffected by the merger. Immediately after the merger, pre-merger Sesen Bio stockholders are expected to own approximately 24.2% of the outstanding shares of capital stock of the combined company and pre-merger Carisma stockholders, after taking into account shares of Carisma common stock purchased in the Carisma pre-closing financing and the conversion of Carisma’s $35.0 million outstanding convertible note, are expected to own approximately 75.8% of the outstanding shares of capital stock of the combined company, subject to certain assumptions, including Sesen Bio’s net cash as of the closing of the merger being at least $70.0 million.
Conditions to the Completion of the Merger
The section entitled “Prospectus Summary — Overview of the Merger Agreement — Conditions to the Completion of the Merger” on page 15 of the proxy statement/prospectus is replaced in its entirety with the following:
To complete the merger, Sesen Bio stockholders must approve Proposal Nos. 1 and 2 and Carisma stockholders must adopt the Merger Agreement and approve the merger and the related transactions. Additionally, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived (including Sesen Bio having net cash as of the closing of the merger greater than or equal to $70.0 million).
The following section is added following the section entitled “Prospectus Summary — Support Agreements and Written Consents” on page 16 of the proxy statement/prospectus:
Voting and Support Agreements
In connection with the execution of the Second Merger Agreement Amendment, on February 13, 2023, Sesen Bio and Carisma entered into the Investor Group voting and support agreement, pursuant to which, among other things, the Investor Group agreed to vote all of their shares of Sesen Bio common stock (i) in favor of (a) the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (b) the issuance of shares of Sesen Bio common stock to Carisma stockholders in connection with the Merger Agreement and the transactions contemplated thereby, (c) the change of control of Sesen Bio resulting from the merger pursuant to Nasdaq rules, (d) an amendment to the Sesen Bio Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Sesen Bio common stock, at a ratio of 1-for-20, and a reduction of the number of authorized shares of Sesen Bio common stock to 100,000,000, (e) the approval of the equity plan amendment proposals, and (f) a waiver of any notice that may have been or may be required relating to the merger or any other transactions contemplated thereby, and (ii) against any competing acquisition proposal and any action in furtherance of any such competing acquisition proposal. The Investor Group support agreement contains restrictions on the transfer of Sesen Bio common stock held by the Investor Group, subject to certain exceptions. In addition, the Investor Group support agreement provides that from the effective time of the Merger until the expiration of a standstill period, the Investor Group will vote all of its shares of Sesen Bio common stock in accordance with the recommendations of the combined company’s board of directors, subject to certain exceptions, and includes certain standstill restrictions applicable to the Investor Group.

Management Following the Merger
The section entitled “Prospectus Summary — Management Following the Merger” on page 18 of the proxy statement/prospectus is replaced in its entirety with the following:
The following table lists the names, ages as of February 13, 2023 and positions of the individuals who are expected to serve as executive officers and directors of the combined company following completion of the merger.
Name	Age	Position
Executive Officers
Steven Kelly	57	President and Chief Executive Officer
Richard Morris	49	Chief Financial Officer
Michael Klichinsky, Pharm.D., Ph.D.	33	Chief Scientific Officer
Non-Employee Directors
Sanford Zweifach	66	Director, Chair of the Board
Regina Hodits, Ph.D.	53	Director
Briggs Morrison, M.D.	63	Director
Björn Odlander, M.D., Ph.D.	64	Director
Chidozie Ugwumba	40	Director
Michael Torok	44	Director
Interests of Sesen Bio Directors and Executive Officers in the Merger
The last paragraph of the section entitled “Prospectus Summary — Interests of Sesen Bio Directors and Executive Officers in the Merger” on page 19 of the proxy statement/prospectus is replaced with the following:
Pursuant to the Second Merger Agreement Amendment, Thomas R. Cannell, D.V.M., Sesen Bio’s President and Chief Executive Officer and a member of the Sesen Bio board of directors, is no longer expected to continue as a member of the combined company’s board of directors following the merger. Instead, Michael Torok, an approximately 4.1% stockholder of Sesen Bio, is expected to be the Sesen Bio designated director on the combined company’s board of directors.
Material U.S. Federal Income Tax Consequences of Receipt of the Special Cash Dividend
The section entitled “Prospectus Summary — Material U.S. Federal Income Tax Consequences of Receipt of the Special Cash Dividend” on page 20 of the proxy statement/prospectus is replaced in its entirety with the following:
In connection with the merger, the Sesen Bio board of directors will declare and pay a special cash dividend to Sesen Bio stockholders of record prior to the effective time in an aggregate amount of $75.0 million, assuming Sesen Bio’s net cash as of closing of the merger is at least $70.0 million. The U.S. federal income tax consequences of the Sesen Bio U.S. holders’ receipt of such special cash dividend generally should be treated first as a taxable dividend to the extent of the Sesen Bio U.S. holder’s pro rata share of Sesen Bio’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a non-taxable return of capital to the extent of the Sesen Bio U.S. holder’s basis in its Sesen Bio common stock, and finally as capital gain from the sale or exchange of Sesen Bio common stock with respect to any remaining amount. Sesen Bio currently has negative accumulated earnings and profits and expects no or a small amount of current earnings and profits for the relevant taxable year. Thus, Sesen Bio expects most or all of the special cash dividend to be treated as other than a dividend for U.S. federal income tax purposes.
See the section entitled “The Merger  —  Material U.S. Federal Income Tax Consequences of the Special Cash Dividend” beginning on page 162 of the proxy statement/prospectus for a general description of the tax consequences of the special cash dividend that Sesen Bio will pay in connection with the consummation of the merger, subject to Sesen Bio having net cash as of the closing of the merger greater than or equal to $70.0 million.
The tax consequences to you of the special cash dividend will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.
Litigation Related to the Merger
The proxy statement/prospectus describes certain pending litigation related to the merger agreement up to and including January 19, 2023, the date of the proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.
On February 3, 2023, a purported Sesen Bio stockholder filed a complaint in the United States District Court for the District of Delaware against Sesen Bio and the Sesen Bio board of directors, captioned Plumley v. Sesen Bio, Inc., et al., Case No. 1:23-cv-00131 (D. Del.), or the Plumley Complaint. The Plumley Complaint asserts claims under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in the proxy statement/prospectus and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements and seeks, among other relief, an order enjoining the merger and an award for plaintiff’s fees and costs. On February 7, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Franchi v. Sesen Bio, Inc., et al., 1:23-cv-01041 (S.D.N.Y.), or the Franchi Complaint. The Franchi Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint. On February 8, 2023, Sesen Bio received a demand letter on behalf of a purported Sesen Bio stockholder, or the Rosenblatt demand letter, alleging omissions of material information with respect to the merger from the proxy statement/prospectus, including information regarding the financial projections with respect to Carisma, the financial analyses performed by SVB Securities in support of its fairness opinion, potential conflicts of interest involving SVB Securities, and the background and process leading to the execution of the Merger Agreement, and demanding that Sesen Bio promptly provide stockholders with additional disclosure. Additionally, on February 9, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Menzer v. Sesen Bio, Inc., et al., 1:23-cv-01119 (S.D.N.Y.), or the Menzer Complaint. The Menzer Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint and the Franchi Complaint. On February 13, 2023, Sesen Bio received a demand letter on behalf of a purported Sesen Bio stockholder, or the Markman demand letter. The Markman demand letter contains substantially similar allegations and claims and seeks substantially similar relief as the Rosenblatt demand letter. On February 15, 2023, Sesen Bio received an updated demand letter on behalf of a purported Sesen Bio stockholder who had previously sent a demand letter on November 4, 2022, or the updated McKinley demand letter. The updated McKinley demand letter contains substantially similar allegations and claims and seeks substantially similar relief as the Rosenblatt demand letter. Sesen Bio believes that the claims asserted in the Plumley Complaint, the Franchi Complaint, the Rosenblatt demand letter, the Menzer Complaint, the Markman demand letter, and the updated McKinley demand letter are without merit. At this time, no assessment can be made as to the likely outcomes or whether the outcomes will be material to Sesen Bio.

UPDATE TO MARKET PRICE AND DIVIDEND INFORMATION
The section entitled “Market Price and Dividend Information — Dividends” on page 25 of the proxy statement/prospectus is replaced in its entirety with the following:
Dividends
Sesen Bio has never declared or paid any cash dividends on the Sesen Bio common stock and does not anticipate paying cash dividends on the Sesen Bio common stock for the foreseeable future, other than the special cash dividend that Sesen Bio will pay to Sesen Bio stockholders in connection with the consummation of the merger, subject to Sesen Bio having net cash as of the closing of the merger greater than or equal to $70.0 million. Carisma has never declared or paid any cash dividends on the Carisma common stock and does not anticipate paying cash dividends on the Carisma common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the merger will be at the discretion of the combined company’s then-current board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

UPDATE TO RISK FACTORS
The section entitled “Risk Factors” of the proxy statement/prospectus is hereby revised as follows:
The third risk factor on page 28 of the proxy statement/prospectus is replaced in its entirety with the following:
Sesen Bio stockholders and Carisma stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the closing of the merger as compared to their current ownership and voting interest in the respective companies.
If the merger is completed, the current Sesen Bio stockholders and Carisma stockholders will own a smaller percentage of the combined company than their ownership in their respective companies prior to the merger. Immediately after the merger, pre-merger Sesen Bio stockholders are expected to own approximately 24.2% of the outstanding shares of capital stock of the combined company and pre-merger Carisma stockholders, after taking into account shares of Carisma common stock purchased in connection with the Carisma pre-closing financing and the conversion of Carisma’s $35.0 million outstanding convertible note, are expected to own approximately 75.8% of the outstanding shares of capital stock of the combined company, subject to certain assumptions, including Sesen Bio’s net cash as of closing being at least $70.0 million.
The fourth risk factor on page 30 of the proxy statement/prospectus is replaced in its entirety with the following:
Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.
If existing Sesen Bio stockholders and Carisma stockholders sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after the merger, the trading price of the common stock of the combined company could decline. Based on shares outstanding as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, and taking into account the consummation of the Carisma pre-closing financing, the conversion of Carisma’s $35.0 million outstanding convertible note and an assumed exchange ratio of 40.0154, the combined company is expected to have outstanding a total of approximately 922,677,434 shares of common stock (prior to giving effect to the proposed reverse stock split) immediately following the completion of the merger. Not all shares of Sesen Bio common stock will be freely tradable, without restriction, in the public market. For example, an aggregate of 462,853,942 shares of the combined company’s common stock will be subject to the lock-up agreements required under the Merger Agreement as of the closing of the merger.
The second risk factor on page 31 of the proxy statement/prospectus is replaced in its entirety with the following:
Lawsuits have been filed, and additional lawsuits may be filed in the future, against Sesen Bio, the members of the Sesen Bio board of directors, Carisma and/or the members of the Carisma board of directors arising out of the merger, which may delay or prevent the merger.
Additional putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Sesen Bio, the Sesen Bio board of directors, Carisma, and/or the Carisma board of directors in connection with the transactions contemplated by the Merger Agreement. For example, Sesen Bio has received several letters from purported Sesen Bio stockholders demanding that it amend the proxy statement/prospectus to provide additional disclosures that such stockholders allege were improperly omitted. Additionally, several complaints have been filed asserting claims against Sesen Bio and the Sesen Bio board of directors under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in the proxy statement/prospectus, and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements. The outcome of litigation is uncertain, and Sesen Bio and Carisma may not be successful in defending against any such future claims. Lawsuits that may be filed against Sesen Bio, the Sesen Bio board of directors, Carisma, and/or the Carisma board of directors could delay or prevent the merger, divert the attention of the management teams and employees of Sesen Bio and Carisma from day-to-day business and otherwise adversely affect the business and financial condition of Sesen Bio, Carisma or the combined company.
The second risk factor on page 34 of the proxy statement/prospectus is replaced in its entirety with the following:
Sesen Bio has never paid and, other than in connection with the merger, does not intend to pay any cash dividends in the foreseeable future.
Sesen Bio has never paid cash dividends on any of its capital stock. Pursuant to the terms of the Merger Agreement, Sesen Bio will, in addition to the CVRs, declare and pay a special cash dividend to its stockholders of record prior to the merger, which would be contingent upon Sesen Bio stockholder approval of Proposal Nos. 1 and 2 and the satisfaction or waiver of the applicable customary closing conditions to the merger. The amount of the special cash dividend expected to be paid to Sesen Bio stockholders is $75.0 million, assuming Sesen Bio’s net cash as of closing of the merger is at least $70.0 million. Other than such special cash dividend in connection with the closing of the merger, Sesen Bio does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future.
The first risk factor on page 54 of the proxy statement/prospectus is replaced in its entirety with the following:
Sesen Bio and certain of its officers have been, and may in the future be, named as defendants in lawsuits. These lawsuits, and potential similar or related lawsuits, could result in substantial damages, divert Sesen Bio management’s time and attention from Sesen Bio’s business, and have a material adverse effect on Sesen Bio’s results of operations. Any other lawsuits to which Sesen Bio is subject may be costly to defend and are uncertain in their outcome.
On August 19, 2021, August 31, 2021 and October 7, 2021, three substantially identical securities class action lawsuits were filed against Sesen Bio and certain of its officers, alleging violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder based on statements made by Sesen Bio concerning its BLA for Vicineum for the treatment of BCG-unresponsive NMIBC. The three complaints sought compensatory damages and costs and expenses, including attorneys’ fees. On October 29, 2021, the court consolidated the three cases. On December 6, 2021, the plaintiffs filed an amended class action complaint, alleging the same violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on the same theory as the prior complaints. On July 19, 2022, the parties reached an agreement in principle to settle the securities litigation. On September 28, 2022, the court issued an order granting preliminary approval of the proposed settlement, and on January 31, 2023, the court issued an order granting final approval. Accordingly, this matter is now resolved.
On September 20, 2021 and September 24, 2021, two substantially similar derivative lawsuits were filed against Sesen Bio and certain of its officers. On January 12, 2022, a third derivative complaint was filed against the Sesen Bio board of directors and certain of its officers. The three derivative complaints alleged breach of fiduciary duties, waste of corporate assets, and violations of federal securities laws based on statements made by Sesen Bio concerning its BLA for Vicineum for the treatment of BCG-unresponsive NMIBC. One of the complaints further alleged unjust enrichment, abuse of control, gross mismanagement and aiding and abetting thereof. The three derivative complaints sought unspecified damages, restitution and disgorgement of profits, benefits and compensation obtained by the defendants and costs and expenses, including attorneys’ fees. On July 19, 2022, the parties reached an agreement in principle to settle the derivative litigation and other potential related derivative claims. On August 22, 2022, the parties entered into a Stipulation of Settlement to settle the derivative litigation. On September 2, 2022, the court issued an order granting preliminary approval of the Stipulation of Settlement, and on November 8, 2022, the court issued an order granting final approval. Accordingly, this matter is now resolved.
On November 28, 2022, a purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Keller v. Sesen Bio, Inc., et al., Case No. 1:22-cv-10085 (S.D.N.Y.), or the Original Keller Complaint, asserting claims under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in the proxy statement/prospectus and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements and sought, among other relief, an order enjoining the merger and an award for plaintiff’s fees and costs. On December 20, 2022, the purported Sesen Bio stockholder voluntarily dismissed the Original Keller Complaint and on December 21, 2022, filed a new complaint as a putative class action in the Court of Chancery for the State of Delaware, captioned Keller v. Sesen Bio, Inc., et al., Case No. 2022-1186 (Del. Ch. Dec. 21, 2022), or the New Keller Complaint. Along with the complaint, the purported Sesen Bio stockholder filed motions for expedited proceedings and for a preliminary injunction to enjoin the Special Meeting. The New Keller Complaint and associated filings contain substantially the same assertions as the Original Keller Complaint, and seek, among other relief, an order enjoining the merger and an award for plaintiff’s fees and costs.
On February 3, 2023, a purported Sesen Bio stockholder filed a complaint in the United States District Court for the District of Delaware against Sesen Bio and the Sesen Bio board of directors, captioned Plumley v. Sesen Bio, Inc., et al., Case No. 1:23-cv-00131 (D. Del.), or the Plumley Complaint. The Plumley Complaint asserts claims under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in the proxy statement/prospectus and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements and seeks, among other relief, an order enjoining the merger and an award for plaintiff’s fees and costs. On February 7, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Franchi v. Sesen Bio, Inc., et al., 1:23-cv-01041 (S.D.N.Y.), or the Franchi Complaint. The Franchi Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint. Additionally, on February 9, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Menzer v. Sesen Bio, Inc., et al., 1:23-cv-01119 (S.D.N.Y.), or the Menzer Complaint. The Menzer Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint and the Franchi Complaint.
Sesen Bio may be the target of similar litigation in the future. The market price of its common stock has experienced and may continue to experience volatility, and in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation. Any future litigation could result in substantial costs and divert Sesen Bio management’s attention from other business concerns, which could seriously harm its business. Sesen Bio maintains liability insurance; however, if any costs or expenses associated with the pending lawsuits or any other litigation exceed Sesen Bio’s insurance coverage, Sesen Bio may be forced to bear some or all costs and expenses directly, which could adversely affect its business, financial condition, results of operations or stock price.
The first risk factor on page 55 of the proxy statement/prospectus is replaced in its entirety with the following:
If Sesen Bio is unable to regain compliance with the listing requirements of the Nasdaq Capital Market, Sesen Bio common stock may be delisted from the Nasdaq Capital Market which could have a material adverse effect on Sesen Bio’s business and could make it more difficult for Sesen Bio stockholders to sell their shares of Sesen Bio common stock.
Sesen Bio common stock is listed on the Nasdaq Capital Market, and Sesen Bio is therefore subject to Nasdaq’s continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholders’ equity, among others, and requirements relating to board and committee independence. If Sesen Bio fails to satisfy one or more of the requirements, it may be delisted from the Nasdaq Capital Market.
On January 25, 2023, Sesen Bio was notified by the Listing Qualifications Department, or the Staff, of Nasdaq that, based upon its non-compliance with the $1.00 bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2), or the Rule, Sesen Bio common stock will be delisted from Nasdaq unless Sesen Bio timely requests a hearing before a Nasdaq Hearings Panel, or the Panel. Sesen Bio requested a hearing before the Panel, which stayed any delisting action by the Staff and ensured Sesen Bio common stock remains listed and eligible for trading on Nasdaq pending a determination by the Panel. The hearing has been scheduled for March 16, 2023. At the hearing, Sesen Bio will present its plan to evidence compliance with all applicable Nasdaq listing criteria. To that end, in connection with the merger, Sesen Bio is seeking approval for the implementation of a reverse stock split at the Special Meeting. There can be no assurance, however, that the Panel will grant Sesen Bio’s request for continued listing or that Sesen Bio will evidence compliance with all applicable criteria for listing within any extension period that may be granted by the Panel following the hearing.
As previously disclosed, on January 24, 2022, Sesen Bio received written notice from the Staff indicating that, based upon the closing bid price for Sesen Bio common stock for the previous 30 consecutive business days, Sesen Bio no longer satisfied the Rule and, in accordance with the Nasdaq Listing Rules, was afforded an initial grace period of 180 calendar days, through July 25, 2022, and a second 180-calendar day period, through January 23, 2023, to regain compliance with the Rule. Sesen Bio did not regain compliance with the Rule by January 23, 2023, which resulted in the Staff’s January 25, 2023, determination.
Delisting from the Nasdaq Capital Market would adversely affect Sesen Bio’s ability to consummate the merger and may adversely affect Sesen Bio’s ability to raise additional financing through the public or private sale of equity securities, significantly affect the ability of investors to trade Sesen Bio common stock, or negatively affect the value and liquidity of Sesen Bio common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.
If Sesen Bio is delisted from Nasdaq and Sesen Bio is not able to list Sesen Bio common stock on another exchange, Sesen Bio common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, Sesen Bio could face significant adverse consequences including, among others:
•
a limited availability of market quotations for Sesen Bio common stock;

•
a determination that Sesen Bio common stock is a “penny stock” which will require brokers trading in Sesen Bio common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Sesen Bio’s securities;

•
a limited amount of news and little or no analyst coverage for Sesen Bio;

•
Sesen Bio would no longer qualify for exemptions from state securities registration requirements, which may require Sesen Bio to comply with applicable state securities laws; and

•
a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

The second risk factor on page 116 of the proxy statement/prospectus is replaced in its entirety with the following:
After completion of the merger, the combined company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the combined company’s stockholders for approval.
Upon the completion of the merger, and giving effect to the issuance of the shares of common stock of Carisma prior to the closing of the merger pursuant to the Carisma pre-closing financing and the conversion of Carisma’s $35.0 million outstanding convertible note, it is anticipated that the combined company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 58.21% of the combined company’s outstanding shares of common stock, subject to certain assumptions, including, but not limited to, Sesen Bio’s net cash as of closing being at least $70.0 million. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined company’s stockholders for approval, as well as the combined company’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire.

UPDATE TO THE SPECIAL MEETING OF SESEN BIO STOCKHOLDERS
The section entitled “The Special Meeting of Sesen Bio Stockholders — Purposes of the Sesen Bio Meeting” on page 121 of the proxy statement/prospectus, is amended and restated as follows (with new text in bold and deleted text in strikeout font):
Purposes of the Sesen Bio Special Meeting
The purposes of the Sesen Bio special meeting are:
1.
to consider and vote upon a proposal to approve, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of Sesen Bio common stock to Carisma stockholders pursuant to the terms of the Original Merger Agreement, as amended by the Merger Agreement Amendment and the Second Merger Agreement Amendment, copies of which are attached as Annexes A-1 and A-2~~, respectively,~~ to ~~this~~ the proxy statement/ prospectus and as Annex S-A to this supplement, and the change of control of Sesen Bio resulting from the merger;

2.
to consider and vote upon a proposal to approve an amendment to the Sesen Bio Certificate of Incorporation, to (a) effect a reverse stock split of the issued and outstanding shares of Sesen Bio common stock at a ratio of 1-for-20, with the implementation and timing of the reverse stock split to be determined in the discretion of the Sesen Bio board of directors and as agreed to by Carisma at or prior to the closing of the merger, or in the sole discretion of the Sesen Bio board of directors if Proposal No. 1 is not approved, and (b) if and when the reverse stock split is effected, reduce the number of authorized shares of Sesen Bio common stock, in the form attached as Annex G to the proxy statement/prospectus;

3.
to consider and vote upon a proposal to approve an amendment and restatement of the 2014 Incentive Plan to, among other things, (a) increase the number of shares of Sesen Bio common stock reserved for issuance under the 2014 Incentive Plan, and (b) extend the term of the 2014 Incentive Plan to the tenth (10th) anniversary of the closing of the merger;

4.
to consider and vote upon a proposal to approve an amendment to the 2014 ESPP to increase the number of shares of Sesen Bio common stock reserved for issuance under the 2014 ESPP to 6,568,655 shares of Sesen Bio common stock;

5.
to consider and vote upon a proposal to approve an adjournment of the Sesen Bio special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 or 2; and

6.
to transact such other business as may properly come before the Sesen Bio special meeting or any adjournment or postponement thereof.

UPDATE TO THE MERGER
Background of the Merger
The first full, non-bulleted paragraph in the section entitled “The Merger — Background of the Merger” on page 127 of the proxy statement/prospectus, is amended and restated as follows (with new text in bold):
Also during this period, Sesen Bio entered into confidentiality agreements with 18 of the companies that submitted indications of interest. 17 of the 18 confidentiality agreements, including those of Carisma, Party A, Party B, Party C and Party D, contained standstill provisions that expired 24 months after their execution. The remaining confidentiality agreement contained a standstill provision that expires 12 months after its execution. All of the confidentiality agreements contained a provision prohibiting the participants in the strategic process from making any request that Sesen Bio waive the standstill provisions, known as a “don’t ask/don’t waive” provision.
The following paragraph is added following the third full paragraph in the section entitled “The Merger — Background of the Merger” on page 131 of the proxy statement/prospectus.
Except as otherwise disclosed in the proxy statement/prospectus, prior to entry into the Original Merger Agreement, there was no material agreement, arrangement or understanding between Sesen Bio or any of its executive officers or directors, on the one hand, and Carisma or any of its executive officers or directors, on the other hand, regarding post-closing employment for Sesen Bio’s executive officers or directors, nor were there any material negotiations regarding the same.
The fourth paragraph in the section entitled “The Merger — Background of the Merger” beginning on page 133 of the proxy statement/prospectus, is amended and restated as follows (with new text in bold):
On December 29, 2022, the Sesen Bio board of directors held a meeting by videoconference at which members of Sesen Bio management and representatives of Hogan Lovells and SVB Securities were present. Sesen Bio’s directors met in executive session with representatives of Hogan Lovells to review, among other things, the Sesen Bio board of directors’ previous evaluation of strategic alternatives, including liquidation, that the Sesen Bio board of directors conducted before approving the merger. The Sesen Bio board of directors confirmed that it continues to believe such transaction maximizes stockholder value and is in the best interest of the Sesen Bio stockholders. Following the executive session, Ms. Clark provided an update on engagement with the Investor Group, including the Investor Group’s continued demand for an approximate $100.0 million special cash dividend to Sesen Bio stockholders, which the Sesen Bio board of directors agreed would make the merger unfeasible (including that Carisma advised that such special cash dividend would be unacceptable) and potentially introduce significant risk to Sesen Bio. Ms. Clark then reviewed the draft merger agreement amendment which would (i) reduce the minimum net cash of Sesen Bio required at the closing of the merger from $100.0 million to $75.0 million, (ii) increase the amount of the special cash dividend to be paid to Sesen Bio stockholders to the amount of cash available after Sesen Bio meets the $75.0 million net cash minimum as of the closing of the merger, which was estimated to be approximately $70.0 million, and (iii) amend the form of CVR Agreement to also include potential proceeds from any sale of Sesen Bio’s legacy assets (including Vicineum), in addition to any proceeds from the milestone payment under the Roche Asset Purchase Agreement, as part of the CVR. Representatives of SVB Securities reviewed SVB Securities’ financial analysis of the proposed transaction with Carisma pursuant to the terms of the Merger Agreement. Following discussion with the Sesen Bio directors, SVB Securities then rendered to the Sesen Bio board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 29, 2022, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the exchange ratio to be paid by Sesen Bio pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Sesen Bio. Ms. Clark reviewed with the Sesen Bio board of directors the prior discussions from December 21, 2022 that in the event the merger is not completed, a court-managed liquidation would likely provide greater value to Sesen Bio stockholders compared to other potential strategic alternatives available to Sesen Bio. Ms. Clark reviewed that, if the Sesen Bio board of directors were to approve and recommend, and Sesen Bio stockholders were to approve, a liquidation of Sesen Bio, Sesen Bio would be required under Delaware corporate law to notify potential claimants and pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, which may be sizeable, prior to making any distributions in liquidation to Sesen Bio stockholders. Ms. Clark noted that as a result of such requirement, a portion of Sesen Bio’s assets would need to be reserved pending the resolution of such obligations, the timing of any such resolution would be uncertain, and Sesen Bio may become subject to litigation or other claims related to a dissolution and liquidation of Sesen Bio. The Sesen Bio board of directors also reviewed an analysis prepared by Sesen Bio management estimating that Sesen Bio stockholders would only receive approximately $0.40 to $0.60 per share in an initial distribution to stockholders upon a dissolution and liquidation, assuming stockholder approval of the dissolution and liquidation in the second quarter of 2023 and a cash balance of approximately $140.0 million at the time of initial distribution and based on approximately 60% to 90% of Sesen Bio’s estimated cash balance being available for an initial distribution to stockholders upon a dissolution and liquidation. Representatives of Hogan Lovells reviewed with the Sesen Bio board of directors the Investor Group’s Schedule 13D filings and opposition to the merger, engagement with the Investor Group to date and other matters related to the Investor Group, including potential responses and related considerations. A discussion ensued regarding engagement with the Investor Group, the terms of the Merger Agreement Amendment and the potential for a court-managed liquidation in the event the merger is not completed. Following discussion, the Sesen Bio board of directors unanimously (i) determined that the Merger Agreement Amendment and the transactions contemplated thereby are advisable and in the best interests of Sesen Bio and its stockholders, and (ii) approved and declared advisable the Merger Agreement Amendment and the transactions contemplated by the Merger Agreement.
The proxy statement/prospectus describes the background of the merger up to and including January 17, 2023. The discussion below supplements that description up to and including the date of this supplement.
On January 18, 2023, the Investor Group contacted representatives of SVB Securities and communicated that the Investor Group would consider supporting the merger if Sesen Bio and Carisma agreed to increase the special cash dividend to $0.45 per share, or approximately $92.0 million, and reimburse the Investor Group’s legal fees and expenses.
Between January 19, 2023 and January 20, 2023, members of Sesen Bio management and members of Carisma management discussed the status of engagement with the Investor Group, including the Investor Group’s indication that it would consider supporting the merger if the special cash dividend was increased to approximately $92.0 million, or approximately $0.45 per share.
On January 20, 2023, representatives of SVB Securities contacted the Investor Group and communicated that Sesen Bio would be willing to discuss an advisory role for the two principals of the Investor Group as additional CEO advisors, a role that was established at Sesen Bio in 2020, and reimbursement of legal fees and expenses as part of a settlement agreement with the Investor Group.
On February 2, 2023, the Investor Group contacted representatives of SVB Securities and indicated that the Investor Group would consider supporting the merger if Sesen Bio and Carisma agreed to increase the special cash dividend to $0.40 per share, or approximately $80.0 million.
Between February 2, 2023 and February 7, 2023, members of Sesen Bio management, members of Carisma management and their respective advisors discussed the status of engagement with the Investor Group, including the Investor Group’s indication that it would consider supporting the merger if the special cash dividend was increased to approximately $80.0 million.
On February 8, 2023, Sesen Bio entered into a confidentiality agreement with the Investor Group to facilitate the sharing of certain information with the Investor Group. The confidentiality agreement required Sesen Bio to notify the Investor Group, by the earlier of February 12, 2023 and two business days following the Investor Group’s agreement to vote in favor of the merger, that the information shared with the Investor Group does not constitute material, non-public information as of such date. Later on February 8, 2023, representatives of SVB Securities and representatives of Evercore contacted the Investor Group and indicated that Sesen Bio and Carisma were willing to increase the special cash dividend to approximately $73.5 million and extend the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, if any, would be paid to holders of CVRs from December 31, 2023 to March 31, 2027, on the terms and conditions set forth in the CVR Agreement. During this call, representatives of SVB Securities and representatives of Evercore agreed to schedule a call with the Investor Group and Steven Kelly, Carisma’s Chief Executive Officer, to discuss the merger and long-term value potential of the Carisma platform.

On February 9, 2023, representatives of SVB Securities, representatives of Evercore, Mr. Kelly and the Investor Group held a call to discuss the merger, the amount of the potential special cash dividend and minimum net cash condition and the long-term value potential of the Carisma platform. Later on February 9, 2023, the Investor Group contacted representatives of SVB Securities and indicated that the Investor Group would consider supporting the merger if Sesen Bio and Carisma agreed to (i) increase the special cash dividend to $75.0 million, with Sesen Bio’s minimum net cash adjusted accordingly, (ii) extend the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, would be paid to holders of CVRs from December 31, 2023 to March 31, 2027, (iii) include Mr. Torok as the only Sesen Bio designee on the combined company’s board of directors, and (iv) reimburse the Investor Group’s legal fees and expenses.
On February 10, 2023, members of the Sesen Bio board of directors reviewed the terms proposed by the Investor Group and, following discussion with members of Sesen Bio management, authorized an increase to the amount of the expected special cash dividend in connection with the merger from approximately $70.0 million to $75.0 million and the other terms proposed by the Investor Group. Also on February 10, 2023, members of Carisma management advised members of Sesen Bio management that the Carisma board of directors had authorized a decrease to the minimum net cash requirement from $75.0 million to $70.0 million, an increase to the amount of the expected special cash dividend from approximately $70.0 million to $75.0 million, as well as the other terms proposed by the Investor Group.
Between February 10, 2023 and February 13, 2023, representatives of Hogan Lovells and representatives of WilmerHale negotiated the terms of the second merger agreement amendment, which would (i) increase the amount of the special cash dividend to be paid to Sesen Bio stockholders to $75.0 million, (ii) decrease Sesen Bio’s minimum net cash required at the closing of the merger to $70.0 million, (iii) include Michael Torok, a member of the Investor Group, as the Sesen Bio designee on the combined company’s board of directors, and (iv) revise the CVR Agreement to extend the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, would be paid to holders of CVRs to March 31, 2027.
Between February 11, 2023 and February 13, 2023, representatives of Hogan Lovells, representatives of WilmerHale and representatives of Olshan negotiated the terms of a voting and support agreement among Sesen Bio, Carisma and the Investor Group, including the Investor Group’s voting obligations, including the obligation to vote in favor of the merger, as well as customary standstill restrictions. Representatives of Hogan Lovells, WilmerHale and Olshan also finalized the terms of the Second Merger Agreement Amendment and amended CVR Agreement.
On February 12, 2023, the Sesen Bio board of directors held a meeting by videoconference at which members of Sesen Bio management and representatives of Hogan Lovells were present. Ms. Clark reviewed recent engagement with the Investor Group, including the Investor Group’s indication that it would consider supporting the merger if Sesen Bio and Carisma agreed to (i) increase the special cash dividend to approximately $75.0 million, with Sesen Bio’s minimum net cash adjusted accordingly, subject to the terms and conditions set forth in the Merger Agreement, as amended, (ii) extend the date through which proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, if any, would be paid to holders of CVRs to March 31, 2027, (iii) include Mr. Torok as the Sesen Bio designee on the combined company’s board of directors, and (iv) reimburse the Investor Group’s legal fees and expenses. A discussion ensued regarding engagement with the Investor Group and the terms of the Second Merger Agreement Amendment, the amended CVR Agreement and a voting and support agreement for the Investor Group.
On February 13, 2023, the Sesen Bio board of directors, acting by unanimous written consent, (i) determined that the Second Merger Agreement Amendment, the amended CVR Agreement, the Investor Group support agreement and the consummation of the transactions contemplated thereby are advisable and in the best interests of Sesen Bio and its stockholders, and (ii) approved and declared advisable the Second Merger Agreement Amendment, the amended CVR Agreement, the Investor Group support agreement and the transactions contemplated thereby. Later on February 13, 2023, Sesen Bio and Carisma executed the Second Merger Agreement Amendment and the Investor Group support agreement.
On February 14, 2023, Sesen Bio and Carisma issued a press release announcing the execution of the Second Merger Agreement Amendment and the Investor Group support agreement.

Opinion of Sesen Bio’s Financial Advisor
The first paragraph in the section entitled “The Merger — Opinion of Sesen Bio’s Financial Advisor” on page 145 of the proxy statement/prospectus, is amended and restated as follows (with new text in bold):
General
SVB Securities is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, SVB Securities and its affiliates currently are providing and may in the future provide investment banking and commercial banking services to Sesen Bio, Carisma or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the past two years, SVB Securities has not provided investment banking services to Carisma or its affiliates or received any fees for investment banking services from Carisma or its affiliates. During this period, SVB Securities’ affiliates have provided commercial banking services to Carisma, which services consisted of holding deposits and investments and providing lines of credit, and for which SVB Securities’ affiliates received compensation under $25,000. In the ordinary course of business, SVB Securities and its affiliates have in the past and may in the future hold positions, for their own account or the accounts of their customers, in equity, debt or other securities of Sesen Bio, Carisma or their respective affiliates.
Interests of Sesen Bio Directors and Executive Officers in the Merger
Director Positions Following the Merger
The section entitled “The Merger — Interests of Sesen Bio Directors and Executive Officers in the Merger” on page 150 of the proxy statement/prospectus, is replaced in its entirety with the following:
Pursuant to the Second Merger Agreement Amendment, Thomas R. Cannell, D.V.M., Sesen Bio’s President and Chief Executive Officer and a member of the Sesen Bio board of directors, is no longer expected to remain a member of the board of directors of the combined company. Instead, Michael Torok, an approximately 4.1% stockholder of Sesen Bio, is expected to be the Sesen Bio designated director on the combined company’s board of directors. As a result, and pursuant to the terms of the Merger Agreement, effective upon the effective time, all then-current Sesen Bio directors will resign. Upon the resignation of the Sesen Bio directors, all unvested Sesen Bio options and Sesen Bio RSUs held by such directors will be vested in full. All out-of-the money Sesen Bio options will be canceled for no consideration.
Merger Consideration and Exchange Ratio
Exchange Ratio
The first two paragraphs in the section entitled “The Merger — Merger Consideration and Exchange Ratio — Exchange Ratio” on pages 156 and 157 of the proxy statement/prospectus are replaced in their entirety with the following:
The exchange ratio is calculated using a formula intended to allocate existing Sesen Bio and Carisma stockholders a percentage of the combined company. Based on Sesen Bio’s capitalization and Carisma’s capitalization as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, the exchange ratio is estimated to be approximately 40.0154 shares of Sesen Bio common stock. This estimate is subject to adjustment prior to the closing of the merger for net cash at the cash determination time and aggregate proceeds from the sale of Carisma common stock in the Carisma pre-closing financing (and, as a result, Sesen Bio stockholders could own more, and Carisma stockholders (including, for this purpose, investors in the Carisma pre-closing financing) could own less, or vice versa, of the combined company).
Based on the estimates set forth above, and certain other assumptions, Sesen Bio stockholders would own approximately 24.2% of the common stock of the combined company post-merger, and Carisma stockholders would own approximately 75.8% of the common stock of the combined company post-merger, of which the shares issued in the Carisma pre-closing financing and the shares issued upon the conversion of the Carisma convertible note are expected to represent approximately 8.5% and 11.4%, respectively, of the common stock of the combined company post-merger. For more information on the Carisma pre-closing financing, see the section entitled “Agreements Related to the Merger — Subscription Agreement” beginning on page 198 of the proxy statement/prospectus.
Anticipated Accounting Treatment
The section entitled “Prospectus Summary — Anticipated Accounting Treatment” on page 166 of the proxy statement/prospectus is replaced in its entirety with the following:
The merger is expected to be accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of Sesen Bio are cash, cash equivalents and marketable securities. For financial reporting purposes, Carisma has been determined to be the accounting acquirer based upon the terms of the merger including: (i) Carisma stockholders and holders of securities convertible into Carisma common stock are expected to own approximately 75.8% of the combined company (based on estimates made at the time of the signing of the Merger Agreement), (ii) Carisma will hold the majority (six of seven) of board seats of the combined company and (iii) Carisma management will hold all key positions in the management of the combined company. Accordingly, the merger is expected to be treated as the equivalent of Carisma issuing stock to acquire the net assets of Sesen Bio. As a result of the merger, the net assets of Sesen Bio will be recorded at their acquisition-date fair value in the consolidated financial statements of Carisma and the reported operating results prior to the merger will be those of Carisma. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 372 of the proxy statement/prospectus for additional information.
Litigation Related to the Merger
The proxy statement/prospectus describes certain pending litigation related to the merger agreement up to and including January 19, 2023, the date of the proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.
On February 3, 2023, a purported Sesen Bio stockholder filed a complaint in the United States District Court for the District of Delaware against Sesen Bio and the Sesen Bio board of directors, captioned Plumley v. Sesen Bio, Inc., et al., Case No. 1:23-cv-00131 (D. Del.), or the Plumley Complaint. The Plumley Complaint asserts claims under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in the proxy statement/prospectus and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements and seeks, among other relief, an order enjoining the merger and an award for plaintiff’s fees and costs. On February 7, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Franchi v. Sesen Bio, Inc., et al., 1:23-cv-01041 (S.D.N.Y.), or the Franchi Complaint. The Franchi Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint. Sesen Bio received a demand letter on February 8, 2023, sent on behalf of a purported Sesen Bio stockholder, or the Rosenblatt demand letter, alleging omissions of material information with respect to the merger from the proxy statement/prospectus, including information regarding the financial projections with respect to Carisma, the financial analyses performed by SVB Securities in support of its fairness opinion, potential conflicts of interest involving SVB Securities, and the background and process leading to the execution of the Merger Agreement, and demanding that Sesen Bio promptly provide stockholders with additional disclosure. Additionally, on February 9, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Menzer v. Sesen Bio, Inc., et al., 1:23-cv-01119 (S.D.N.Y.), or the Menzer Complaint. The Menzer Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint and the Franchi Complaint. On February 13, 2023, Sesen Bio received a demand letter on behalf of a purported Sesen Bio stockholder, or the Markman demand letter. The Markman demand letter contains substantially similar allegations and claims and seeks substantially similar relief as the Rosenblatt demand letter. On February 15, 2023, Sesen Bio received an updated demand letter on behalf of a purported Sesen Bio stockholder who had previously sent a demand letter on November 4, 2022, or the updated McKinley demand letter. The updated McKinley demand letter contains substantially similar allegations and claims and seeks substantially similar relief as the Rosenblatt demand letter.

Sesen Bio believes that the claims asserted in the Plumley Complaint, the Franchi Complaint, the Rosenblatt demand letter, the Menzer Complaint, the Markman demand letter and the updated McKinley demand letter are without merit.
Sesen Bio stockholders and Carisma stockholders may serve additional demands and/or file additional lawsuits challenging the merger, which may name Sesen Bio, Carisma, members of the Sesen Bio board of directors, members of the Carisma board of directors and/or others as defendants. No assurance can be made as to the outcome of such additional demands, lawsuits, the Plumley Complaint, the Franchi Complaint, the Rosenblatt demand letter, the Menzer Complaint or the Markman demand letter, including the amount of costs associated with defending, settling, or any other liabilities that may be incurred in connection with the litigation or settlement of, such claims. If any additional demands are served and/or any additional lawsuits filed, absent new or different allegations that are material, Sesen Bio will not necessarily announce such additional demands and/or complaints.

UPDATE TO THE MERGER AGREEMENT
Exchange Ratio
The first two paragraphs in the section entitled “The Merger Agreement — Exchange Ratio” on page 172 of the proxy statement/prospectus are replaced in their entirety with the following:
The exchange ratio is calculated using a formula intended to allocate existing Sesen Bio and Carisma stockholders a percentage of the combined company. Based on Sesen Bio’s capitalization and Carisma’s capitalization as of February 13, 2023, the date the Second Merger Agreement Amendment was executed, the exchange ratio is estimated to be approximately 40.0154 shares of Sesen Bio common stock. This estimate is subject to adjustment prior to the closing of the merger for net cash at the cash determination time and aggregate proceeds from the sale of Carisma common stock in the Carisma pre-closing financing (and, as a result, Sesen Bio stockholders could own more, and Carisma stockholders (including, for this purpose, investors in the Carisma pre-closing financing) could own less, or vice versa, of the combined company).
Based on the estimates set forth above, and certain other assumptions, Sesen Bio stockholders would own approximately 24.2% of the common stock of the combined company post-merger, and Carisma stockholders would own approximately 75.8% of the common stock of the combined company post-merger, of which the shares issued in the Carisma pre-closing financing and the shares issued upon the conversion of the Carisma convertible note are expected to represent approximately 8.5% and 11.4%, respectively, of the common stock of the combined company post-merger. For more information on the Carisma pre-closing financing, see the section entitled “Agreements Related to the Merger — Subscription Agreement” beginning on page 198 of the proxy statement/prospectus.
Directors and Officers of Sesen Bio Following the Merger
The section entitled “The Merger Agreement — Directors and Officers of Sesen Bio Following the Merger” on page 175 of the proxy statement/prospectus is replaced in its entirety with the following:
Pursuant to the Merger Agreement, none of the current directors of Sesen Bio will continue as directors of Sesen Bio or the combined company following the consummation of the merger and all such directors will resign effective as of the closing of the merger. Additionally, pursuant to the Merger Agreement, the employment and service of each officer of Sesen Bio will terminate. Effective as of the effective time, the Sesen Bio board of directors is expected to be comprised of seven directors, to serve in the class assigned to director. Pursuant to the terms of the Merger Agreement, one such director will be designated by Sesen Bio, and six such directors will be designated by Carisma. Pursuant to the Second Merger Agreement Amendment, it is no longer anticipated that Thomas R. Cannell will continue as a member of the combined company’s board of directors following the merger. Instead, Michael Torok, an approximately 4.1% stockholder of Sesen Bio, is anticipated to be the Sesen Bio designated director on the combined company’s board of directors. Carisma will appoint the remaining directors to the Sesen Bio board of directors to fill the resulting vacancies. It is anticipated that Sanford Zweifach, Regina Hodits, Briggs Morrison, Björn Odlander, Chidozie Ugwumba, and Steven Kelly will be appointed to the board of directors of the combined company by Carisma. Sanford Zweifach is expected to be appointed as chair of the board of directors of the combined company. It is anticipated that Sesen Bio’s executive officers upon the closing of the merger will be Steven Kelly, Richard Morris and Michael Klichinsky.
Pre-Closing Dividend
The section entitled “The Merger Agreement — Pre-Closing Dividend” on page 179 of the proxy statement/prospectus is replaced in its entirety with the following:
Prior to the effective time, Sesen Bio will declare a dividend to its common stockholders of record consisting of (a) one CVR for each outstanding share of Sesen Bio common stock held by such stockholder as of such date, representing the right to receive contingent payments upon the occurrence of certain events as well as proceeds from any sale of Sesen Bio’s non-cash assets, as set forth in, and subject to and in accordance with the terms and conditions of, the amended CVR Agreement, in the form attached to this supplement as Annex S-B, and (b) cash in an amount of $75.0 million in the aggregate, subject to Sesen Bio’s estimated net cash as of the closing of the merger being greater than or equal to $70.0 million and subject to the satisfaction of certain obligations of Sesen Bio under the Merger Agreement. The record date for the pre-closing dividend shall be a date agreed upon by Carisma and Sesen Bio prior to the day on which the effective time occurs and the payment date for which shall be three business days after the effective time; provided, that the payment of such dividend may be conditioned upon the occurrence of the effective time. In connection with the pre-closing dividend, Sesen Bio shall cause the amended CVR Agreement to be duly authorized, executed and delivered by Sesen Bio and a rights agent selected by Sesen Bio with Carisma’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned). For more information related to the CVRs, see the section entitled “Agreements Related to the Merger — CVR Agreement” beginning on page 192 of the proxy statement/prospectus, as supplemented by this supplement.

UPDATE TO AGREEMENTS RELATED TO THE MERGER
CVR Agreement
The fourth and fifth paragraphs in the section entitled “Agreements Related to the Merger — CVR Agreement” on page 192 of the proxy statement/prospectus are replaced in their entirety with the following:
The sole right of the holders of the CVRs is to receive cash from Sesen Bio, if any, through the rights agent in accordance with the amended CVR Agreement. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange. The CVRs will not have any voting or dividend rights, will not represent any equity or ownership interest in Sesen Bio or its subsidiaries, and interest will not accrue on any amounts payable on the CVRs. The amended CVR Agreement will be effective prior to the closing of the merger and will continue in effect until the earlier of (i) March 31, 2027 and (ii) the payment of all amounts payable thereunder, unless and until earlier terminated upon termination of the Merger Agreement.
The foregoing description of the amended CVR Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of amended CVR Agreement, which is included in Annex S-B to this supplement.
The following section is added following the section entitled “Agreements Related to the Merger — Support Agreements and Written Consents” beginning on page 197 of the proxy statement/prospectus:
Voting and Support Agreements
In connection with the Second Merger Agreement Amendment, on February 13, 2023, Sesen Bio and Carisma entered into the Investor Group support agreement. Pursuant to the Investor Group support agreement, the Investor Group has agreed to vote their shares of Sesen Bio common stock (i) in favor of (a) the adoption and approval of the Merger Agreement and the transactions contemplated thereby; (b) the issuance of shares of Sesen Bio common stock to Carisma stockholders in connection with the Merger Agreement and the transactions contemplated thereby; (c) the change of control of Sesen Bio resulting from the merger pursuant to Nasdaq rules; (d) an amendment to the Sesen Bio Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Sesen Bio common stock, at a ratio of 1-for-20, and a reduction of the number of authorized shares of Sesen Bio common stock to 100,000,000; (e) the approval of the equity plan amendment proposals; and (f) a waiver of any notice that may have been or may be required relating to the merger or any other transactions contemplated thereby and (ii) against any competing acquisition proposal and any action in furtherance of any such competing acquisition proposal. The Investor Group support agreement also contains restrictions on the transfer of Sesen Bio common stock held by the Investor Group, subject to certain exceptions.
Further, pursuant to the Investor Group support agreement, the Investor Group has agreed that from the effective time of the Merger until the expiration of the standstill restrictions, the Investor Group will vote all of their shares for all directors nominated and recommended for election by the combined company’s board of directors and otherwise in accordance with the recommendations of the combined company’s board of directors at any annual or special meeting of stockholders, subject to certain exceptions.
The Investor Group support agreement also includes certain standstill restrictions applicable to the Investor Group pursuant to which the Investor Group is restricted from, among other things, (i) engaging in any solicitation of proxies or consents with respect to the securities of Sesen Bio or Carisma, (ii) forming or joining a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of Sesen Bio common stock, (iii) seeking or submitting, or knowingly encouraging other persons to seek or submit, nominations in furtherance of a contested solicitation for the appointment, election or removal of directors or taking any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the board of directors, (iv) making or participating in any extraordinary transaction, (v) seeking, alone or in concert with others, representation on the combined company’s board of directors, except as otherwise permitted by the Second Merger Agreement Amendment, and (vi) making any stockholder proposal, subject to customary exceptions. These restrictions apply until the later of (A) the earlier of (1) 15 days prior to the deadline under Sesen Bio’s amended and restated bylaws for director nominations and stockholder proposals for Sesen Bio’s 2024 annual meeting of stockholders, (2) 100 days prior to the first anniversary of Sesen Bio’s 2023 annual meeting of stockholders, and (3) such date that is ten business days after Sesen Bio’s or Carisma’s receipt of notice from any member of the Investor Group specifying a material breach of the Investor Group support agreement that is not cured within such period, and (B) the date when Mr. Torok is no longer on the combined company’s board of directors.
In addition, the Investor Group support agreement provides that in the event Sesen Bio or Carisma has not obtained the requisite stockholder vote under the Merger Agreement by April 1, 2023, Sesen Bio will (a) provide the Investor Group at least 70 days advance notice of the date of Sesen Bio’s 2023 annual meeting of stockholders, (b) deem otherwise compliant proposals or director nominations received from the Investor Group within ten days of such notice as timely received in accordance with Sesen Bio’s amended and restated bylaws, and (c) not hold such meeting fewer than 70 days after such notice.
The Investor Group support agreement terminates upon the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) any amendment to the Merger Agreement that reduces the amount, or changes the form of any consideration payable to the Investor Group in the merger or otherwise materially and adversely affects the Investor Group, (iii) the expiration of the standstill period, (iv) solely in the event that either Sesen Bio or Carisma has not obtained the requisite stockholder vote under the Merger Agreement by April 1, 2023, and (v) the termination of the Investor Group support agreement by written agreement of all parties thereto.
As of January 17, 2023, the record date for the Sesen Bio special meeting, the Investor Group beneficially owned approximately 8.5% of the shares of Sesen Bio common stock.
The foregoing description of the Investor Group support agreement does not purport to be complete and is qualified in its entirety by the full text of the Investor Group support agreement, which is attached hereto as Annex S-C to this supplement.

UPDATE TO MATTERS BEING SUBMITTED TO A VOTE OF SESEN BIO STOCKHOLDERS
Proposal No. 1: Approval, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of Sesen Bio common stock to Carisma stockholders pursuant to the terms of the Merger Agreement and the change of control of Sesen Bio resulting from the merger
The second paragraph in the section entitled “Matters Being Submitted to a Vote of Sesen Bio Stockholders — Proposal No. 1: Approval, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of Sesen Bio common stock to Carisma stockholders pursuant to the terms of the Merger Agreement and the change of control of Sesen Bio resulting from the merger” beginning on page 201 of the proxy statement/prospectus, is replaced in its entirety with the following:
Immediately after the merger, pre-merger Sesen Bio stockholders are expected to own approximately 24.2% of the outstanding shares of capital stock of the combined company and pre-merger Carisma stockholders, after taking into account shares of Carisma common stock purchased in connection with the Carisma pre-closing financing and the conversion of the Carisma convertible note, are expected to own approximately 75.8% of the outstanding shares of capital stock of the combined company, subject to certain assumptions, including, Sesen Bio’s net cash as of closing being at least $70.0 million.
The third paragraph in the section entitled “Matters Being Submitted to a Vote of Sesen Bio Stockholders — Proposal No. 1: Approval, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of Sesen Bio common stock to Carisma stockholders pursuant to the terms of the Merger Agreement and the change of control of Sesen Bio resulting from the merger” beginning on page 201 of the proxy statement/prospectus, is amended and restated as follows (with new text in bold and deleted text in strikeout font):
The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Sesen Bio common stock in the merger are described in detail in the other sections in ~~this~~ the proxy statement/prospectus. A copy of the Original Merger Agreement, ~~and~~ the Merger Agreement Amendment and the Second Merger Agreement Amendment are attached as Annexes A-1 and A-2~~, respectively,~~ to ~~this~~ the proxy statement/prospectus and as Annex S-A to this supplement, respectively.
The sixth paragraph in the section entitled “Matters Being Submitted to a Vote of Sesen Bio Stockholders — Proposal No. 1: Approval, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of Sesen Bio common stock to Carisma stockholders pursuant to the terms of the Merger Agreement and the change of control of Sesen Bio resulting from the merger” beginning on page 201 of the proxy statement/prospectus, is amended and restated as follows (with new text in bold and deleted text in strikeout font):
The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Sesen Bio common stock in the merger are described in detail in the other sections in this proxy statement/prospectus. A copy of the Original Merger Agreement, ~~and~~ the Merger Agreement Amendment and the Second Merger Agreement Amendment are attached as Annexes A-1 and A-2~~, respectively,~~ to ~~this~~ the proxy statement/prospectus and as Annex S-A to this supplement, respectively.

UPDATE TO SESEN BIO BUSINESS
Current Strategy
The Merger
The first paragraph in the section entitled “Sesen Bio Business — Current Strategy — The Merger” beginning on page 230 of the proxy statement/prospectus is amended and restated as follows (with new text in bold and deleted text in strikeout font):
In May 2022, Sesen Bio announced that it had commenced a process to explore and evaluate strategic alternatives to enhance stockholder value, and had engaged a financial advisor to assist Sesen Bio in this process. Sesen Bio then commenced an extensive process of evaluating strategic alternatives, including identifying and reviewing potential candidates for a strategic acquisition or other transaction as described in the section entitled “The Merger — Background of the Merger” beginning on page 125 of the proxy statement/prospectus. On September 21, 2022, Sesen Bio announced that it had entered into the Original Merger Agreement, which was subsequently amended on December 29, 2022 and on February 13, 2023. Although Sesen Bio has entered into the Original Merger Agreement, ~~and~~ the Merger Agreement Amendment and the Second Merger Agreement Amendment and intends to consummate the merger, there is no assurance that it will be able to successfully consummate the merger on a timely basis, or at all. If, for any reason, the merger does not close, the Sesen Bio board of directors may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Sesen Bio, resume its research and development activities and continue to operate the business of Sesen Bio or dissolve and liquidate its assets.
Legal Proceedings
The proxy statement/prospectus describes certain pending litigation related to the merger agreement up to and including January 19, 2023, the date of the proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.
On February 3, 2023, a purported Sesen Bio stockholder filed a complaint in the United States District Court for the District of Delaware against Sesen Bio and the Sesen Bio board of directors, captioned Plumley v. Sesen Bio, Inc., et al., Case No. 1:23-cv-00131 (D. Del.), or the Plumley Complaint. The Plumley Complaint asserts claims under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in the proxy statement/prospectus and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements and seeks, among other relief, an order enjoining the merger and an award for plaintiff’s fees and costs. On February 7, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Franchi v. Sesen Bio, Inc., et al., 1:23-cv-01041 (S.D.N.Y.), or the Franchi Complaint. The Franchi Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint. Sesen Bio received a demand letter on February 8, 2023, sent on behalf of a purported Sesen Bio stockholder, or the Rosenblatt demand letter, alleging omissions of material information with respect to the merger from the proxy statement/prospectus, including information regarding the financial projections with respect to Carisma, the financial analyses performed by SVB Securities in support of its fairness opinion, potential conflicts of interest involving SVB Securities, and the background and process leading to the execution of the Merger Agreement, and demanding that Sesen Bio promptly provide stockholders with additional disclosure. Additionally, on February 9, 2023, another purported Sesen Bio stockholder filed a complaint in the United States District Court for the Southern District of New York against Sesen Bio and the Sesen Bio board of directors, captioned Menzer v. Sesen Bio, Inc., et al., 1:23-cv-01119 (S.D.N.Y.), or the Menzer Complaint. The Menzer Complaint contains substantially similar allegations and claims and seeks substantially similar relief as the Plumley Complaint. On February 13, 2023, Sesen Bio received a demand letter on behalf of a purported Sesen Bio stockholder, or the Markman demand letter. The Markman demand letter contains substantially similar allegations and claims and seeks substantially similar relief as the Rosenblatt demand letter. On February 15, 2023, Sesen Bio received an updated demand letter on behalf of a purported Sesen Bio stockholder who had previously sent a demand letter on November 4, 2022, or the updated McKinley demand letter. The updated McKinley demand letter contains substantially similar allegations and claims and seeks substantially similar relief as the Rosenblatt demand letter.
Sesen Bio believes that the claims asserted in the Plumley Complaint, the Franchi Complaint, the Rosenblatt demand letter, the Menzer Complaint, the Markman demand letter and the updated McKinley demand letter are without merit. At this time, no assessment can be made as to the likely outcome or whether the outcome will be material to Sesen Bio.

UPDATE TO MANAGEMENT FOLLOWING THE MERGER
The second paragraph and following table in the section entitled “Management Following the Merger — Executive Officers and Directors” on page 342 of the proxy statement/prospectus is replaced in its entirety with the following:
The following table sets forth the name, age as of February 13, 2023 and position of each of the individuals who are expected to serve as executive officers and directors of the combined company.
Name	Age	Position
Executive Officers
Steven Kelly	57	President and Chief Executive Officer, Director
Richard Morris	49	Chief Financial Officer
Michael Klichinsky, Pharm.D., Ph.D.	33	Chief Scientific Officer
Non-Employee Directors
Sanford Zweifach	66	Director, Chair
Regina Hodits, Ph.D.	53	Director
Briggs Morrison, M.D.	63	Director
Björn Odlander, M.D., Ph.D.	64	Director
Chidozie Ugwumba	40	Director
Michael Torok	44	Director
Non-Employee Directors
The second paragraph in the section entitled “Management Following the Merger — Executive Officers and Directors — Non-Employee Directors” on page 343 of the proxy statement/prospectus is deleted in its entirety.
The following paragraph is added following the seventh paragraph in the section entitled “Management Following the Merger — Executive Officers and Directors — Non-Employee Directors” on page 343 of the proxy statement/prospectus.
Michael Torok currently serves as the co-founder and managing director of JEC Capital Partners, LLC, an investment company with offices in the United States and Germany, since 2008, and Manager of JEC II Associates, LLC, an investment company, since 2008. Prior to that, he served as Chief Financial Officer for Integrated Dynamics Engineering Inc, a semiconductor equipment technology company that was acquired by Aalberts Industries (AMS: AALB). Earlier in his career, Mr. Torok served in various positions for PricewaterhouseCoopers LLP, a multinational professional services network of firms. Mr. Torok currently serves on the board of directors of Liberated Syndication, Inc. (formerly NASDAQ: LSYN), a podcasting platform for creators and advertisers, since December 2022. He previously served on the board of directors of Photon Control Inc. (formerly TSX: PHO), which designs, manufactures and distributes a wide range of optical sensors and systems to measure temperature and position, from 2016 to May 2018, and Symbility Solutions Inc., a software company focused on the insurance industry, from 2015 to January 2018. Mr. Torok received a B.S. in Finance and a Master in Finance from Boston College.

UPDATE TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On September 20, 2022, Sesen Bio, Merger Sub, and Carisma entered into the Original Merger Agreement (as amended by the Merger Agreement Amendment dated as of December 29, 2022 and the Second Merger Agreement Amendment dated as of February 13, 2023, the Merger Agreement) pursuant to which, among other things, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into Carisma, with Carisma continuing as a wholly-owned subsidiary of Sesen Bio and the surviving corporation of the merger. At the effective time of the merger, Sesen Bio will change its name to “Carisma Therapeutics Inc.”
Immediately prior to the execution and delivery of the Original Merger Agreement, Carisma entered into a subscription agreement in connection with the Carisma pre-closing financing, pursuant to which certain investors agreed to purchase shares of Carisma common stock at an aggregate purchase price of $30.6 million. The closing of the Carisma pre-closing financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the merger set forth in the Merger Agreement. The shares of Carisma common stock issued in the Carisma pre-closing financing will be converted into shares of Sesen Bio common stock in the merger in accordance with the exchange ratio. As of immediately after the effective time of the merger, the Carisma convertible note will automatically convert into a number of shares of Sesen Bio common stock calculated in accordance with the terms of the Carisma convertible note and based on the exchange ratio for the conversion of Carisma capital stock into Sesen Bio common stock.
Prior to the effective time, Sesen Bio will enter into the CVR Agreement with a rights agent pursuant to which Sesen Bio stockholders of record as of a date agreed to by Sesen Bio and Carisma prior to the effective time will receive one CVR for each outstanding share of Sesen Bio common stock held by such stockholders on such date. Each CVR will represent the contractual right to receive contingent cash payments upon the receipt by Sesen Bio of certain proceeds payable by Roche, if any, pursuant to the Roche Asset Purchase Agreement, upon the achievement by Roche of a specified milestone set forth in the Roche Asset Purchase Agreement as well as proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum, subject to certain customary deductions, including for expenses and taxes. The CVRs will not have any voting or dividend rights, will not represent any equity or ownership interest in Sesen Bio or its subsidiaries, and interest will not accrue on any amounts payable on the CVRs. Prior to the effective time, Sesen Bio will declare a pre-closing dividend to its common stockholders of record consisting of (a) one CVR for each outstanding share of Sesen Bio common stock held by such stockholder as of such date, representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement and (b) a special cash dividend expected to be $75.0 million in the aggregate, subject to Sesen Bio’s estimated net cash as of the closing of the merger being greater than or equal to $70.0 million.
At the effective time of the merger, each outstanding share of Carisma capital stock, including shares of Carisma common stock issued in connection with the Carisma pre-closing financing, will be converted into the right to receive a number of shares of Sesen Bio common stock equal to the exchange ratio. The exchange ratio was estimated at the time of the execution of the Second Merger Agreement Amendment on February 13, 2023 to be 40.0154 shares of Sesen Bio common stock for each share of Carisma capital stock and is subject to adjustment prior to the closing for, among other things, Sesen Bio’s net cash at the cash determination time. Because Sesen Bio’s final net cash will not be determined until the closing, and because the number of shares of Sesen Bio common stock issuable to Carisma stockholders is determined based on, among other things, Sesen Bio’s final net cash, Sesen Bio stockholders cannot be certain of the exact number of shares that will be issued to Carisma stockholders when Sesen Bio stockholders vote on the proposals at the Sesen Bio special meeting. The exchange ratio referenced above is an estimate only and the final exchange ratio will be determined pursuant to a formula described in more detail in the section entitled “The Merger Agreement — Merger Consideration” in the proxy statement/prospectus.
The following selected unaudited pro forma condensed combined financial data gives effect to the (i) merger, (ii) the Carisma pre-closing financing, (iii) the automatic conversion of the Carisma convertible note, and (iv) the pre-closing dividend. Additionally, the unaudited pro forma condensed combined balance sheet reflects the proceeds received by Sesen Bio in connection with the Roche Asset Purchase Agreement in July 2022.

The merger is accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of Sesen Bio are cash, cash equivalents, and marketable securities. For financial reporting purposes, Carisma has been determined to be the accounting acquirer based upon the terms of the merger and other factors including: (i) Carisma stockholders and other persons holding securities that are convertible into Carisma common stock are expected to own approximately 75.8% of the fully diluted closing Sesen Bio common stock immediately following the effective time of the merger (based on estimates made at the time of the execution of the Merger Agreement), (ii) Carisma will hold the majority (six of seven) of board seats of the combined company, and (iii) Carisma’s management will hold all key positions in the management of the combined company. The “fully diluted closing Sesen Bio common stock” as used herein means (x) the number of outstanding shares of Sesen Bio common stock, which amount excludes the shares of Sesen Bio common stock available for issuance under the 2014 Incentive Plan and the 2009 Incentive Plan, as well as inducement grants made outside of the Sesen Bio stockholder-approved plans and out-of-the-money Sesen Bio options, plus (y) the number of outstanding shares of Carisma common stock, which amount includes the shares of Carisma common stock available for issuance under the Carisma Plan.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Sesen Bio and Carisma unaudited pro forma condensed combined balance sheet data assume that the merger took place on September 30, 2022, and combines the Sesen Bio and Carisma historical balance sheets at September 30, 2022. The Sesen Bio and Carisma unaudited pro forma condensed combined statements of operations data assume that the merger took place as of January 1, 2021 and combines the historical results of Sesen Bio and Carisma for the nine months ended September 30, 2022 and the year ended December 31, 2021. The historical financial statements of Sesen Bio and Carisma, which are included in the proxy statement/prospectus, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. A final determination of these estimated fair values will be based on the actual net tangible assets of Sesen Bio that exist as of the date of completion of the merger. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the amount of cash used by Sesen Bio’s operations between the signing of the Merger Agreement and the closing of the merger; the timing of the closing of the merger; and other changes in Sesen Bio’s assets and liabilities that occur prior to the completion of the merger.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the merger. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sesen Bio and Carisma been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical audited financial statements of Sesen Bio and Carisma for the year ended December 31, 2021 and the unaudited condensed financial statements of Sesen Bio and Carisma for the nine months ended September 30, 2022 included elsewhere in the proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2022
(in thousands, except per share amounts)
	CARISMA Therapeutics Inc.	Sesen Bio, Inc.	Transactions Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$28,943	$71,107	$(67,793)	A	$32,257
Short-term marketable securities	41,705	106,427	—		148,132
Accounts receivable	—	—	—		—
Other receivables	—	14,297	—		14,297
Prepaid expenses and other current assets	2,290	527	—		2,817
Total current assets	72,938	192,358	(67,793)		197,503
Restricted cash	—	30	—		30
Marketable securities	—	7,336	—		7,336
Property and equipment, net	8,677	—	—		8,677
Right of use assets – operating leases	6,121	—	—		6,121
Total assets	$87,736	$199,724	$(67,793)		$219,667
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,084	$514	$—		$4,599
Accrued expenses	8,997	33,800	(2,871)	B	39,926
Deferred revenues	1,230	—	—		1,230
Operating lease liabilities	5,184	—	—		5,184
Finance lease liabilities	1,006	—	—		1,006
Convertible promissory notes	33,175	—	(33,175)	C	—
Other current liabilities	157	381	—		538
Total current liabilities	53,834	34,695	(36,046)		52,483
Contingent consideration	—	—	—		—
Deferred revenues, noncurrent	45,000	—	—		45,000
Derivative liability	5,189	—	(5,189)	C	—
Operating lease liabilities, noncurrent	1,003	—	—		1,003
Finance lease liabilities, noncurrent	703	—	—		703
Other noncurrent liabilities	307	—	—		307
Total liabilities	106,036	34,695	(41,235)	D	99,496
Convertible preferred stock	107,808	—	(107,808)		—
Stockholders’ equity (deficit):
Common stock	—	202	633	E	835
Additional paid-in capital	1,141	493,629	(230,957)	E	263,813
Accumulated other comprehensive income (loss)	(160)	(235)	235	E	(160)
Accumulated deficit	(141,484)	(328,567)	325,734	E	(144,317)
Total stockholders’ equity (deficit) attributable to Carisma and Sesen Bio	(140,503)	165,029	95,645		120,171
Equity attributable to noncontrolling interests	14,395	—	(14,395)	F	—
Total stockholders’ equity (deficit)	(126,108)	165,029	81,250		120,171
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$87,736	199,724	$(67,793)		$219,667
See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Nine Months Ended September 30, 2022
(in thousands, except per share amounts)
	CARISMA Therapeutics Inc.	Sesen Bio, Inc.	Transaction Adjustments		Notes	Other Transaction Adjustment	Notes	Pro Forma Combined
Collaboration revenues	$6,103	$40,000		$—		$(40,000)	I	$6,103
Operating expenses:
Research and development	38,536	37,636		—		—		76,172
General administrative	8,407	32,705		—		—		41,112
Restructuring charge	—	10,947		—		—		10,947
Intangibles impairment charge	—	27,764		—		—		27,764
Change in fair value contingent consideration	—	(52,000)		—		—		(52,000)
Total operating expenses	46,943	57,052		—		—		103,995
Loss from operations	(40,840)	(17,052)		—		(40,000)		(97,892)
Non-operating income (expense):
Change in fair value of derivative liability	(1,369)	—		1,369	G	—		—
Interest income (expense), net	(2,278)	—		2,551	G	—		273
Other income	—	867		—		—		867
Loss before income taxes	(44,487)	(16,185)		3,920		(40,000)		96,752
Income tax expense	—	3,875		—				3,875
Net Loss	$(44,487)	$(12,310)		$3,920		$(40,000)		$92,877
Net loss per share, basic and diluted	$(40.16)	$(0.06)	$					$(0.11)
Weighted average common shares outstanding, basic and diluted	1,108	199,801		630,901	H			831,810
See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2021
(in thousands, except per share amounts)
	CARISMA Therapeutics Inc.	Sesen Bio, Inc.	Transaction Adjustments		Notes	Other Transaction Adjustment	Notes	Pro Forma Combined
Collaboration revenues	$—	$26,544		$—		$(20,000)	J	$6,544
Operating Expenses:
Research and development	34,387	25,312		—		—		59,699
General and administrative	6,407	29,393		—		—		35,800
Restructuring charge	—	5,528		—		—		5,528
Intangibles impairment charge	—	31,700		—		—		31,700
Change in fair value of contingent consideration	—	(56,840)		—		—		(56,840)
Total operating expenses	40,794	35,093		—		—		75,887
Loss from operations	(40,794)	(8,549)		—		(20,000)		(69,343)
Non-operating income (expense):
Interest income	10	—		—		—		10
Other income	—	(60)		—		—		(60)
Loss before income taxes	(40,784)	(8,609)		—		(20,000)		(69,393)
Income tax expense	—	8,273		—		—		8,273
Net Loss	$(40,784)	$(336)		$—		$(20,000)		$(61,120)
Net loss per share, basic and diluted	$(37.62)	$(0.00)	$					$(0.07)
Weighted average common shares outstanding, basic and diluted	1,084	182,323		841,832	H			825,239
See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Description of Transactions
Merger Transaction
On September 20, 2022, Sesen Bio and Carisma entered into the Original Merger Agreement, as amended by the First Amendment thereto on December 29, 2022 and the Second Amendment thereto on February 13, 2023, pursuant to which a wholly-owned subsidiary of Sesen Bio will merge with and into Carisma, with Carisma surviving as a wholly-owned subsidiary of Sesen Bio. After completion of the merger, Sesen Bio is expected to be renamed “Carisma Therapeutics Inc.” and to trade under the symbol “CARM.” As of October 14, 2022, the Sesen Bio common stock is listed on the Nasdaq Capital Market under the symbol “SESN.”
At the effective time of the merger, each outstanding share of Carisma capital stock (including shares of Carisma common stock issued in connection with the Carisma pre-closing financing) will be converted into the right to receive shares of Sesen Bio common stock equal to the exchange ratio. Based on estimates made as of at the time of the Second Merger Agreement Amendment, the exchange ratio was estimated to be 40.0154 shares of Sesen Bio common stock for each share of Carisma capital stock and is subject to adjustment prior to the closing. Among other things, the exchange ratio will be adjusted to the extent that Sesen Bio’s net cash at closing is less than or greater than $70.0 million and based on the amount of the Carisma pre-closing financing.
Sesen Bio currently estimates, assuming the closing of the merger occurred on December 31, 2022, that (i) it would have approximately $70.0 million in net cash immediately prior to closing, (ii) the Carisma pre-closing financing amount will be $30.6 million, (iii) the outstanding shares of Sesen Bio common stock, Sesen Bio RSUs, Sesen Bio options and Sesen Bio warrants as of the closing will be equal to 222,944,963 and (iv) the outstanding shares of Carisma capital stock as of the closing on a fully diluted and as-converted basis will be equal to 14,855,514. Accordingly, it is currently estimated that the exchange ratio at closing will be 40.0154 and, based solely on such exchange ratio, at closing: (a) the Sesen Bio stockholders as of immediately prior to the merger (excluding for this purpose certain out-of-the-money Sesen Bio options) are expected to own approximately 24.2% of the fully diluted closing Sesen Bio common stock, and (b) Carisma stockholders as of immediately prior to the merger are expected to own approximately 75.8% of the fully diluted closing Sesen Bio common stock, of which (i) the shares of Carisma common stock issued in the Carisma pre-closing financing to Carisma stockholders as of immediately prior to the merger are expected to represent approximately 8.5% of the fully diluted closing Sesen Bio common stock, (ii) the shares of Sesen Bio common stock issued upon the conversion of the Carisma convertible note are expected to represent approximately 11.4% of the fully diluted closing Sesen Bio common stock, and (iii) the shares of Carisma capital stock available for issuance under the Carisma Plan as of immediately prior to the merger are expected to represent approximately 11.3% of the fully diluted closing Sesen Bio common stock, in each case, subject to adjustment of the exchange ratio as set forth in the Merger Agreement and described herein.
Because Sesen Bio’s final net cash will not be determined until the closing, Sesen Bio stockholders cannot be certain of the exact number of shares that will be issued to Carisma stockholders when Sesen Bio stockholders vote on the proposals at the Sesen Bio special meeting. The exchange ratio referenced above is an estimate only and the final exchange ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in the proxy statement/prospectus.
As of the effective time of the merger, each Carisma option that is outstanding and unexercised immediately prior to the effective time granted under the Carisma Plan, or otherwise, whether or not vested, will be, along with the Carisma Plan, assumed by Sesen Bio and will become an option to purchase solely that number of shares of Sesen Bio common stock equal to the product obtained by multiplying (i) the number of shares of Carisma common stock by (ii) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Sesen Bio common stock. The per share exercise price for Sesen Bio common stock issuable upon exercise of each Carisma option assumed shall be determined by dividing (a) the per share exercise price of Carisma common stock by (b) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Carisma option assumed will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Carisma option shall otherwise remain unchanged.
Pre-Closing Financing
As a condition of the Merger Agreement, certain investors have entered into the subscription agreement with Carisma pursuant to which such investors have agreed, subject to the terms and conditions of the subscription agreement, to purchase shares of Carisma common stock prior to closing for an aggregate purchase price of $30.6 million.
Pre-Closing Dividend
Prior to the effective time, Sesen Bio will declare a pre-closing dividend to its stockholders consisting of the right to receive contingent payments as discussed in greater detail in the section entitled “Agreements Related to the Merger — CVR Agreement” beginning on page 192 of the proxy statement/prospectus and a special cash dividend that is expected to be $75.0 million in the aggregate, subject to Sesen Bio’s estimated net cash as of the closing of the merger being greater than or equal to $70.0 million.
Conversion of Carisma Convertible Note
Upon completion of the merger, Carisma’s $35.0 million convertible note and accrued interest will convert into shares of Sesen Bio common stock.
Contingent Value Rights Agreement
Prior to the effective time, Sesen Bio will enter into the CVR Agreement with a rights agent pursuant to which Sesen Bio stockholders will receive one CVR for each share of Sesen Bio common stock held. Each CVR will represent the contractual right to receive contingent cash payments upon the receipt by Sesen Bio of certain proceeds payable by Roche, if any, pursuant to the Roche Asset Purchase Agreement, upon the achievement by Roche of a specified milestone set forth in the Roche Asset Purchase Agreement as well as proceeds from any sale of Sesen Bio’s legacy assets, including Vicineum. The CVR will be recognized when the achievement of the milestone payment becomes probable. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Sesen Bio.
Other Transaction
Sesen Bio Sale of Legacy Technology to Roche
On July 15, 2022, Sesen Bio executed the Roche Asset Purchase Agreement pursuant to which Roche purchased all patent rights and know-how related to the monoclonal antibody EBI-031 and all other IL-6 antagonist monoclonal antibody technology owned by Sesen Bio. Sesen Bio received an upfront payment from Roche of $40.0 million upon execution of the Roche Asset Purchase Agreement. In addition, Sesen Bio is eligible to receive an additional $30.0 million payment from Roche upon Roche’s initiation of a Phase 3 clinical trial with EBI-031 for a defined indication if initiated prior to December 31, 2026 which would be paid to Sesen Bio stockholders through the CVR Agreement.
2.   Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 is presented as if the merger had been completed on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 assumes that the merger occurred on January 1, 2021, and combines the historical results of Carisma and Sesen Bio.
Additionally, the unaudited pro forma condensed combined balance sheet and statements of operations data reflect the other transactions that will have occurred at or prior to the completion of the merger.

For accounting purposes, Carisma is considered to be the acquiring company and the merger will be accounted for as a reverse recapitalization of Sesen Bio by Carisma because at the closing of the merger, the primary pre-combination assets of Sesen Bio will be cash, cash equivalents and marketable securities. The final exchange ratio will be determined based on a net cash calculation prior to the closing. Sesen Bio currently estimates that it will have approximately $70.0 million in net cash immediately prior to the closing of the merger, assuming for this purpose that the closing of the merger occurred on December 31, 2022. The exchange ratio will be adjusted dollar-for-dollar by the amount that the net cash amount is less than $70.0 million. The pro forma financial statements reflect Sesen Bio management’s estimates of the fair value of Sesen Bio’s net assets that will be contributed to Carisma as part of the merger. However, the actual exchange ratio will vary based on the net cash calculation prior to the closing as described above and that difference could be material. A 10% decrease in Sesen Bio’s net cash would increase the exchange ratio by 9.0%. A 10% increase in Sesen Bio’s net cash could decrease the exchange ratio by 7.6%. As such, the estimated exchange ratio reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual exchange ratio will be when the merger is completed.
Under reverse recapitalization accounting, the assets and liabilities of Sesen Bio will be recorded, as of the completion of the merger, at their fair values which are expected to approximate book values because of the short-term nature of the instruments. No goodwill or intangible assets are expected to be recognized. The historical financial statements of Sesen Bio and Carisma, which are provided elsewhere in the proxy statement/prospectus, have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
Pro forma adjustments related to the Carisma pre-closing financing for aggregate cash proceeds of $30.6 million and reflect the conversion of the Carisma convertible note into shares of Sesen Bio common stock effective as of immediately after the effective time of the merger.
The unaudited pro forma condensed combined financial statements also give effect to the other transactions that are not directly attributable to the merger but are deemed relevant to the pro forma financial position and operations of the combined companies.
To the extent there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.
3.   Pro Forma Adjustments
The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited financial statements of Sesen Bio and Carisma for the year ended December 31, 2021 and the unaudited condensed financial statements of Sesen Bio and Carisma for the nine months ended September 30, 2022 included elsewhere in the proxy statement/prospectus.
Merger Transaction Adjustments
A
Reflects (i) approximately $30.6 million in proceeds from the Carisma pre-closing financing, (ii) payment of a $75.0 million special cash dividend (iii) payment of total estimated unpaid transaction costs and (iv) payment of severance costs upon consummation of the merger.

(amounts in thousands)	CARISMA Therapeutics Inc.	Sesen Bio, Inc.	Total
Proceeds from Carisma pre-closing financing, net of issuance costs	$30,640	$—	$30,640
Special cash dividend payment to Sesen Bio stockholders	—	(75,000)	(75,000)
Payment of transaction costs	(7,333)	(7,700)	(15,033)
Payment of severance costs	—	(8,400)	(8,400)
Pro forma adjustment	$23,307	$(91,100)	$(67,793)

B
Reflects payment of total estimated unpaid transaction costs as of September 30, 2022 in connection with the merger and settlement of accrued interest upon conversion of the Carisma convertible note:

(amounts in thousands)	CARISMA Therapeutics Inc.	Sesen Bio, Inc.	Total
Unpaid transaction costs as of September 30, 2022	$(290)	$(2,025)	$(2,315)
Accrued interest for Carisma convertible note	(556)	—	(556)
Total	$(846)	$(2,025)	$(2,871)

C
Settlement of the Carisma convertible note and related derivative liability through the issuance of Sesen Bio common stock upon completion of the merger.

D
Conversion of Carisma convertible preferred stock into common stock of the combined company upon completion of the merger.

E
To record the (i) exchange ratio adjustment to Carisma’s common stock outstanding, (ii) conversion of Carisma convertible preferred stock into common stock, (iii) the elimination of Carisma’s noncontrolling interest upon conversion of Carisma convertible preferred stock, (iv) sale of Carisma common stock, net of issuance costs, in connection with Carisma pre-closing financing, (v) automatic conversion of the Carisma convertible note, (vi) elimination of Sesen Bio’s historical equity carrying value, (vii) issuance of common stock upon the acceleration of unvested Sesen Bio RSUs and PSUs upon closing of the merger, (viii) special cash dividend payment to Sesen Bio stockholders, (ix) post-combination stock-based compensation expense for Sesen Bio options and Sesen Bio RSUs and (x) payment of transaction and severance costs:

	Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Noncontrolling interests	Total
(amounts in thousands)	shares	amount
Adjustment to Carisma common stock outstanding in connection with the Exchange Ratio	44,986	$46	$(46)	$—	$—	$—	$—
Issuance of common stock upon conversion of Carisma convertible preferred shares	362,636	363	107,445	—	—	—	107,808
Issuance of common stock upon conversion of Carisma noncontrolling interest	34,963	35	14,360	—	—	(14,395)	—
Issuance of common stock upon completion of Pre-Closing Financing	78,594	80	30,560	—	—	—	30,640

	Common stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Noncontrolling interests	Total
(amounts in thousands)	shares	amount
Issuance of common stock upon settlement of Carisma convertible promissory note, accrued interest and related derivative liability	103,836	104	40,641	—	(1,825)	—	38,920
Elimination of Sesen Bio’s historical carrying value	—	—	(328,802)	235	328,567	—	—
Issuance of shares of common stock of the continuing company to Sesen Bio shareholders	4,695	5	(5)	—	—	—	—
Special dividend payment to Sesen Bio shareholders	—	—	(75,000)	—	—	—	(75,000)
Post-combination stock-based compensation costs	—	—	1,008	—	(1,008)	—	—
Payment of transaction costs and severance expenses	—	—	(21,118)	—	—	—	(21,118)
Pro forma Adjustment	629,710	$633	$(230,957)	$235	$325,734	$(14,395)	$81,250

F
Issuance of common stock upon conversion of Carisma noncontrolling interests.

G
Elimination of interest expense and change in fair value of derivative liability associated with the Carisma convertible note and related derivative, respectively, that were settled upon completion of the merger.

H
The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2022 and the year ended December 31, 2021. In addition, the number of shares used in calculating the pro forma combined basic and diluted net income per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing. The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding — basic and diluted.

(amounts in thousands)	Nine months ended September 30, 2022	Year ended December 31, 2021
Effect of applying estimated exchange ratio to Carisma common stock	$43,221	$42,296
Conversion of Carisma preferred stock and noncontrolling interest	397,599	391,977
Issuance of common stock in connection with Carisma pre-closing financing	78,594	78,594
Issuance of common stock upon settlement of Carisma convertible note, accrued interest and related derivative liability	103,836	103,836
Issuance of shares of common stock of the combined company to Sesen Bio stockholders	7,651	25,129
	$630,901	$641,832
Other Transaction Adjustments
I
Elimination of one time payments received in connection with the Roche Asset Purchase Agreement in July 2022 of $40.0 million.

J
Elimination of development milestone revenue received from Roche during the year ended December 31, 2021 related to the assets sold to Roche in July 2022.

UPDATE TO PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY
The section entitled “Principal Stockholders of the Combined Company” beginning on page 400 of the proxy statement/prospectus is replaced in its entirety with the following:
Except where specifically noted, the following information and all of the information in this proxy statement/prospectus does not give effect to the proposed reverse stock split. The table below sets forth certain information with respect to the beneficial ownership of the common stock of the combined company upon consummation of the merger based on beneficial ownership of Sesen Bio common stock and Carisma common stock as of February 13, 2023 (assuming the closing of the merger occurred on February 13, 2023) by:
•
each director of the combined company;

•
each named executive officer of the combined company;

•
all of the combined company’s directors and executive officers as a group; and

•
each person or entity expected by Carisma and Sesen Bio to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger.

The table assumes effectiveness of the Carisma pre-closing financing, an exchange ratio of 40.0154, that the closing of the merger occurred on February 13, 2023 and that the conversion of the Carisma convertible note occurred immediately after the effective time of the merger. Assuming a closing date of February 13, 2023, immediately prior to the merger and after the closing of the Carisma pre-closing financing and conversion of the Carisma convertible note, Carisma is expected to have 15,698,900 shares of common stock outstanding and Sesen Bio is expected to have 202,759,043 shares of common stock outstanding. Upon the closing of the merger on the assumed date of February 13, 2023, the 15,698,900 shares of Carisma common stock would be converted into the right to receive an aggregate of 628,197,763 shares of Sesen Bio common stock such that there would be a total of 830,956,806 shares of common stock of the combined company outstanding upon the closing of the merger.
Sesen Bio and Carisma have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include (a) shares of Sesen Bio common stock (i) subject to Sesen Bio options that are currently exercisable or exercisable within 60 days after February 13, 2023 and (ii) underlying Sesen Bio RSUs that are expected to vest and settle within 60 days after February 13, 2023 and (b) shares of Carisma common stock issuable pursuant to the exercise of Carisma options that are either immediately exercisable or exercisable within 60 days of February 13, 2023. Such shares of Sesen Bio common stock or Carisma common stock are, in each case, deemed to be outstanding and beneficially owned by the person holding such Sesen Bio option, Sesen Bio RSU or Carisma option, as applicable, for the purpose of calculating the percentage ownership of that person, but they are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Except as otherwise set forth below, Sesen Bio and Carisma believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise set forth below, the address of each person or entity listed in the table is c/o CARISMA Therapeutics Inc., 3675 Market Street, Suite 200, Philadelphia, Pennsylvania 19104.
	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
Directors and Named Executive Officers:
Michael Torok(1)	8,404,839	1.01
Regina Hodits, Ph.D	—	*
Steven Kelly(2)	18,356,705	2.16%
Michael Klichinsky, Pharm.D., Ph.D.(3)	14,398,595	1.72%

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
Richard Morris(4)	3,197,174	*
Briggs Morrison, M.D.(5)	1,570,838	*
Björn Odlander, M.D., Ph.D	—	*
Chidozie Ugwumba	—	*
Sanford Zweifach(6)	1,377,530	*
All current executive officers and directors as a group (9 persons)(7)	47,305,680	5.63%
Greater than 5% stockholders:
AbbVie Biotechnology Ltd.(8)	57,932,295	6.97%
HealthCap VII L.P.(9)	71,592,232	8.62%
Entities affiliated with IPG(10)	60,995,714	7.34%
Moderna Biotech Ventures, LLC.(11)	105,282,478	12.67%
SymBiosis II, LLC(12)	46,682,766	5.62%
The Trustees of the University of Pennsylvania(13)	45,986,178	5.53%
Wellington Life Sciences V GmbH & Co. KG(14)	48,403,308	5.83%

*
Represents less than 1% of the issued and outstanding shares of common stock of the combined company as of February 13, 2023.

(1)
Consists of (i) 1,025,000 shares of common stock of the combined company held by Michael Torok, (ii) 6,399,839 shares of common stock of the combined company held by JEC II Associates, LLC and (iii) 1,000,000 shares of common stock of the combined company held by the K. Peter Heiland 2008 Irrevocable Trust. Michael Torok is the Manager of JEC II Associates, LLC and the Trustee of the K. Peter Heiland 2008 Irrevocable Trust and has sole voting and dispositive power over the shares. The address of the principal business office of each of JEC II Associates, LLC, the K. Peter Heiland 2008 Irrevocable Trust and Michael Torok is 68 Mazzeo Drive, Randolph, Massachusetts 02368.

(2)
Consists of 18,356,705 shares of common stock of the combined company issuable upon the exercise of options of the combined company exercisable within 60 days after February 13, 2023.

(3)
Consists of (i) 10,203,927 shares of common stock of the combined company and (ii) 4,194,668 shares of common stock of the combined company issuable upon the exercise of options of the combined company exercisable within 60 days after February 13, 2023.

(4)
Consists of 3,197,174 shares of common stock of the combined company issuable upon the exercise of options of the combined company exercisable within 60 days after February 13, 2023.

(5)
Consists of (i) 256,499 shares of common stock of the combined company and (ii) 1,314,339 shares of common stock issuable upon the exercise of options of the combined company exercisable within 60 days after February 13, 2023.

(6)
Consists of 1,377,530 shares of common stock of the combined company issuable upon the exercise of options of the combined company exercisable within 60 days after February 13, 2023.

(7)
Consists of (i) 18,865,265 shares of common stock of the combined company and (ii) 28,440,415 shares of common stock of the combined company issuable upon the exercise of options of the combined company exercisable within 60 days after February 13, 2023.

(8)
Consists of 57,932,295 shares of common stock of the combined company held by AbbVie Biotechnology Ltd. AbbVie Biotechnology Ltd. holds voting and investment control over the shares. The Board of Directors of AbbVie Biotechnology Ltd. consists of Lindsey Bristow, Jonathan C. Clipper,

Stephen Muldoon and Arthur Price. Each of Ms. Bristow and each of Messrs. Clipper, Muldoon and Price may be deemed to share voting and investment power with respect to the shares held by AbbVie Biotechnology Ltd. and disclaim beneficial ownership of all shares held by AbbVie Biotechnology Ltd., except to the extent of their pecuniary interest therein, if any. Margarita Chavez is employed as a Managing Director of AbbVie Ventures and is a member of the Carisma board of directors. Ms. Chavez disclaims beneficial ownership of all shares held by AbbVie Biotechnology Ltd. except to the extent of her pecuniary interest therein, if any. The business address of AbbVie Biotechnology Ltd. is Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda.
(9)
Consists of 71,592,232 shares of common stock of the combined company held by HealthCap VII, L.P. HealthCap VII GP SA, a Swiss registered L.C.C., is the sole general partner of HealthCap VII, L.P. and has voting and investment control over the shares. HealthCap VII GP SA disclaims beneficial ownership of all shares held by HealthCap VII L.P., except to the extent of their pecuniary interest therein. Fabrice Bernhard is the General Manager of HealthCap VII GP SA. Dag Richter, Daniel Schafer and Frans Wuite are each Directors of HealthCap VII GP SA. Each of Messrs. Bernhard, Richter, Schafer and Wuite may be deemed to share voting and investment power with respect to the shares held by HealthCap VII L.P. and disclaim beneficial ownership of all shares held by HealthCap VII L.P., except to the extent of their pecuniary interest therein. Björn Odlander is a Managing Partner of HealthCap and is a member of the Carisma board of directors. Dr. Odlander disclaims beneficial ownership of all shares held by HealthCap VII L.P. except to the extent of his pecuniary interest therein, if any. The business address of HealthCap VII L.P. is c/o HealthCap VII GP SA, Avenue Villamont 23, CH 1005 Lausanne Switzerland.

(10)
Consists of (i) 47,400,722 shares of common stock of the combined company held by IPG Cayman LP, (ii) 5,643,212 shares of common stock of the combined company held by IPG USA SCO LP and (iii) 7,951,780 shares of common stock of the combined company held by CT SPV Investment LP, or collectively, the IPG entities. IP Group, Inc. has voting and investment control over the shares held by the IPG entities. The business address of the IPG entities is c/o IP Group, Inc., 1 Righter Parkway, Suite 260, Wilmington, Delaware 19803.

(11)
Consists of 105,282,478 shares of common stock of the combined company held by ModernaTX, Inc. ModernaTX, Inc. is wholly owned by Moderna, Inc., a publicly-traded company. The business address of ModernaTX, Inc. is 200 Technology Square, Cambridge, MA 02139.

(12)
Consists of 46,682,766 shares of common stock of the combined company held by SymBiosis II, LLC, which exercises voting and investment control of the shares. Chidozie Ugwumba is the Managing Partner of Symbiosis II, LLC and as such has sole voting and investment control over the shares. Mr. Ugwumba is also a member of the Carisma board of directors. The business address of Symbiosis II, LLC is 609 S.W. 8th Street, Suite 365, Bentonville, Arkansas 72712.

(13)
Consists of 45,986,178 shares of common stock of the combined company held by The Trustees of the University of Pennsylvania. The Board of Trustees of the University of Pennsylvania has voting and dispositive power over the shares. The Board of Trustees of the University of Pennsylvania is comprised of more than three individuals who have authority over the voting and disposition of the share. A business address of The Trustees of the University of Pennsylvania is 2929 Walnut Street, Suite 300, Philadelphia, Pennsylvania 19104.

(14)
Consists of 48,403,308 shares of common stock of the combined company held by Wellington Life Sciences V GmbH & Co. KG, or the Wellington Fund. The Wellington Fund is represented by Wellington Life Sciences Venture Capital Consulting GmbH, or the Wellington General Partner. The Wellington General Partner holds voting and investment control over the shares. Dr. Regina Hodits and Dr. Rainer Strohmenger, in their functions as managing directors of the Wellington General Partner, have individual signatory power as well as voting and/or investment control over the shares. Dr. Regina Hodits is a member of the Carisma board of directors. Dr. Regina Hodits disclaims beneficial ownership of all shares held by the Wellington Fund except to the extent of her pecuniary interest therein, if any. The business address of the Wellington Fund and the Wellington General Partner is Tuerkenstrasse 5, 80333 Munich, Germany.

WHERE YOU CAN FIND MORE INFORMATION
Sesen Bio files annual, quarterly and current reports, proxy statements and other information with the SEC. Sesen Bio’s SEC filings are available to the public electronically at the SEC’s website at www.sec.gov.
Sesen Bio also makes available free of charge on or through its website at www.ir.sesenbio.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Sesen Bio electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Sesen Bio are inactive textual references, and information on those websites are not part of this supplement or the proxy statement/prospectus.
As of the date of this supplement, Sesen Bio has filed with the SEC a registration statement on Form S-4, of which this supplement and the proxy statement/prospectus form a part of, under the Securities Act to register the shares of Sesen Bio common stock that Sesen Bio will issue to Carisma stockholders in the merger. The proxy statement/prospectus, including this supplement, constitutes a proxy statement of Sesen Bio for its special meeting.
Sesen Bio has supplied all information contained in the proxy statement/prospectus, including this supplement, relating to Sesen Bio, and Carisma has supplied all information contained in the proxy statement/prospectus, including this supplement, relating to Carisma.
If you would like to request documents from Sesen Bio or Carisma, please send a request in writing or by telephone to either Sesen Bio or Carisma at the following addresses:
Sesen Bio, Inc. 245 First Street, Suite 1800 Cambridge, Massachusetts 02142 Telephone: (617) 444-8550 Attn: Corporate Secretary Email: ir@sesenbio.com	CARISMA Therapeutics Inc. 3675 Market Street, Suite 200 Philadelphia, PA 19104 Telephone: (267) 491-6422 Attn: Corporate Secretary Email: info@carismatx.com
If you are a Sesen Bio stockholder and would like additional copies, without charge, of the proxy statement/prospectus or this supplement, or if you have questions about the merger, including the procedures for voting your shares, you should contact Sesen Bio’s proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(800) 322-2885
proxy@mackenziepartners.com

ANNEX S-A

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Second Amendment”) is made and entered into as of February 13, 2023, by and among SESEN BIO, INC., a Delaware corporation (“Parent”), SEAHAWK MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and CARISMA THERAPEUTICS INC., a Delaware corporation (the “Company”).  Parent, Merger Sub and the Company are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Merger Agreement.

RECITALS

A.        The Parties previously entered into that certain Agreement and Plan of Merger and Reorganization dated as of September 20, 2022, as amended by the First Amendment to Agreement and Plan of Merger and Reorganization dated as of December 29, 2022 (the “Merger Agreement”).

B.         Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time.

C.        The Parties desire to amend the Merger Agreement pursuant to the terms and conditions of this Second Amendment and the respective boards of directors of the Company, Merger Sub and Parent have each approved this Second Amendment to be effective as of the date hereof.

D.            Following the execution and delivery of this Second Amendment, each Company Signatory shall promptly (and in any event no later than ten Business Days following the date hereof) execute and deliver an acknowledgement letter reaffirming its Company Stockholder Support Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.         AMENDMENT TO SECTION 5.21 “Pre-Closing Dividend”.  Section 5.21 “Pre-Closing Dividend” of the Merger Agreement is hereby amended by replacing the phrase “equal to or greater than $70,000,000” with “equal to $75,000,000”.

2.            AMENDMENT TO EXHIBIT D “Form of Contingent Value Right Agreement”. Exhibit D to the Merger Agreement shall be deleted in its entirety and replaced with the form attached hereto.

3.       AMENDMENT TO SECTION 8.5 “Minimum Parent Final Net Cash”.  Section 8.5 “Minimum Parent Final Net Cash” of the Merger Agreement is hereby amended by replacing the phrase “greater than or equal to $75,000,000” with the phrase “greater than or equal to “$70,000,000”.

S-A-1

4.            AMENDMENT TO SCHEDULE 5.12. Schedule 5.12 to the Merger Agreement is hereby deleted in its entirety and replaced with the schedule set forth on Annex A attached hereto.

5.            COMPANY STOCKHOLDER MATTERS. Promptly after the date hereof (and in any event no later than ten Business Days) the holders of Company Capital Stock sufficient to adopt and approve the Merger Agreement as amended by this Second Amendment (the “Required Amendment Vote”) as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver a Company stockholder written consent to Parent evidencing the Required Amendment Vote (the “Amendment Consent”). This Section 5 shall supersede and take precedence over Section 5.3(a) of the Merger Agreement with respect to the required timing of delivery of the Company Stockholder Written Consent. Section 9.1(d) “Termination” of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“by Parent if the Amendment Consent evidencing the Required Amendment Vote shall not have been delivered within ten Business Days of February 13, 2023; provided, however, that once the Amendment Consent evidencing the Required Amendment Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);”

6.       APPLICABLE LAW. This Second Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

7.         HEADINGS. The bold-faced headings contained in this Second Amendment are for convenience of reference only, shall not be deemed to be a part of this Second Amendment and shall not be referred to in connection with the construction or interpretation of this Second Amendment.

8.         ASSIGNABILITY. This Second Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Second Amendment nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Second Amendment or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.         CONSTRUCTION.   The terms of this Second Amendment amend and modify the Merger Agreement as if fully set forth in the Merger Agreement. Upon the effectiveness of this Second Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Second Amendment. If there is any conflict between the terms, conditions and obligations of this Second Amendment and the Merger Agreement, this Second Amendment’s terms, conditions and obligations shall control.  All other provisions of the Merger Agreement not specifically modified by this Second Amendment are expressly preserved.  This Second Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Second Amendment (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Second Amendment.

S-A-2

10.         AUTHORITY.  By their execution of this Second Amendment, the undersigned Parties hereby confirm that they are duly authorized to execute this Second Amendment and any necessary requisite approval has been obtained with respect to this Second Amendment and all matters set forth herein.

(Remainder of page intentionally left blank)

S-A-3

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed as of the date first above written.

SESEN BIO, INC.

By:
Name:	/s/ Thomas Cannell
Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB, INC.

By:	/s/ Mark Sullivan
Name:	Mark Sullivan
Title:	President, Secretary & Treasurer

CARISMA THERAPEUTICS INC.

By:	/s/ Steven Kelly
Name:	Steven Kelly
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger and Reorganization]

ANNEX S-B

Form of CVR Agreement

S-B-1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2023 (this “Agreement”), is entered into by and among Sesen Bio, Inc., a Delaware corporation (“Parent”), and Computershare Inc. (“Computershare”) and its affiliate, Computershare Trust Company, N.A., together, as the Rights Agent.

RECITALS

WHEREAS, Parent, Seahawk Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CARISMA Therapeutics Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of September 20, 2022 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the holders of record of Parent’s common stock, par value $0.001 per share (“Parent Common Stock”), immediately prior to the Effective Time, the right to receive certain contingent cash payments, on the terms and subject to the conditions hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1            Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement, unless expressly set forth otherwise herein. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in Section 7.3(a).

“Acquisition” has the meaning set forth in Section 7.3(a).

“Acting Holders” has the meaning set forth in Section 3.3(d)

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Asset Disposition Proceeds” means, without duplication, any and all consideration of any kind that is paid to Parent, or is received by, Parent or any of its Affiliates during the CVR Term in respect of an Asset Disposition, if any. The value of any securities (whether debt or equity) or other non-cash property constituting Asset Disposition Proceeds shall be determined as follows: (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to, or receipt by, Parent or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent or its relevant Affiliate. Asset Disposition Proceeds shall be deemed to not include proceeds arising out of a Parent Change of Control.

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“Assignee” has the meaning set forth in Section 7.3(a).

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of the resolution(s) certified by the secretary or an assistant secretary (or other comparable officer) of Parent that have been duly adopted by the Board of Directors and are in full force and effect on the date of such approval, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Company” has the meaning set forth in the Recitals.

“Computershare” has the meaning set forth in the Preamble.

“CVR Payment” has the meaning set forth in Section 2.4(a).

“CVR Payment Amount” means, with respect to each Holder, an amount equal to (a) (i) the applicable Total Payment Amount, less (ii) applicable accrued and documented Permitted Deductions, as calculated in accordance with GAAP, divided by (b) the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register (rounded down to the nearest whole cent).

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Sale Assets” means any and all assets, tangible and intangible, including, without limitation, patents, patent applications, know-how, trade secrets and other intellectual property rights, data, documentation, agreements and licenses, inventory related to VicineumTM, also known as VB4-845, which Parent or any of its subsidiaries owned or had rights to, as of immediately prior to the Effective Time.

“CVR Term” means the period beginning on the date hereof and ending on the earlier of (a) the final CVR Payment with respect to any Roche Payment Amount and Asset Disposition Proceeds, as applicable, being delivered to each Holder in accordance with Section 2.4 of this Agreement or (b) March 31, 2027.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“Disposition” means the sale, license, transfer, disposition or other monetizing event of any CVR Sale Assets, in each case (i) during the CVR Term and (ii) in a transaction identified by Parent’s financial advisor who was engaged as of the Effective Time for the purpose of identifying and proposing a potential Disposition transaction to Parent. For clarity, a Disposition constitutes an Asset Disposition.

“DTC” means The Depository Trust Company or any successor thereto.

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“Funds” has the meaning set forth in Section 7.9.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Change of Control” means a merger, consolidation, business combination or other similar transaction involving Parent or its subsidiaries or a sale of all or substantially all of the assets or a majority of the equity securities of Parent; provided that Parent Change of Control shall not include such a transaction if at the time of such transaction the only remaining non-cash assets held by Parent are the Potentially Transferable Assets. For clarity, the term Asset Disposition as used in this Agreement shall be deemed to not include any Parent Change of Control.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Permitted Deductions” means the following costs or expenses, without duplication (as approved by the Board of Directors, including, if applicable, the Parent Designee (as defined in the Merger Agreement)):

(a)            any applicable Tax (including any unreimbursed applicable value added or sales tax) imposed on the Total Payment Amount and payable by Parent or any of its Affiliates to any tax authority and, without duplication, any income or other similar Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or any of its Affiliates but for the Total Payment Amount; provided that, for purposes of calculating income Taxes incurred by Parent and its Affiliates in respect of the Total Payment Amount, any such income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) of Parent or its subsidiaries (owned prior to the Merger) as of the Closing Date that are available to the maximum extent permitted by law to offset such gain after taking into account any limits on the usability of such attributes, including under Section 382 of the Code, in each case, as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by Parent or its subsidiaries after the Closing Date or any Tax attributes of the Company, whether generated before or after the Closing Date), assuming for this purpose that (i) the only item of gross income of Parent and its subsidiaries is the Total Payment Amount (for the avoidance of doubt, assuming that the Total Payment Amount is taxable in the hands of Parent or its subsidiaries no later than the taxable year that includes the corresponding CVR Payment), and (ii) the net operating loss carryforwards or other Tax attributes (including Tax credits) of Parent or its subsidiaries shall only include any net operating loss carryforwards or other Tax attributes (including Tax credits) of Parent or its subsidiaries (owned prior to the Merger) existing as of immediately prior to the Merger for U.S. federal income tax purposes and applicable state and local income tax purposes;

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(b)            any reasonable and documented out-of-pocket expenses incurred by Parent or any of its Affiliates in respect of its performance of this Agreement following the Effective Time, losses incurred and paid by Parent or any of its Affiliates following the Effective Time arising out of any Legal Proceeding relating to or in connection with (i) an Asset Disposition, (ii) Parent’s, Roche’s or any of their respective Affiliates’ obligations under the Roche Agreement or (iii) otherwise with respect to the Total Payment Amount; and

(c)            any Liabilities that were ascertainable prior to or at the Effective Time which Parent reasonably and in good faith determines should have been, but were not, deducted from “Net Cash” (as defined in the Merger Agreement), in connection with the Closing of the Merger, to the extent that deduction of such Liabilities would have resulted in a change in the Exchange Ratio under the Merger Agreement were such amounts properly deducted;

provided that no Permitted Deductions shall be deducted to the extent they were otherwise deducted from the calculation of Net Cash (as defined in the Merger Agreement).

“Permitted Transfer” means a transfer of CVRs: (a) on death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (through an intermediary if applicable) or from a nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; (f) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (g) to Parent or its Affiliates for any or no consideration; or (h) as provided in Section 2.6.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Record Time” has the meaning set forth in Section 2.3(e).

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Roche” means the collective reference to F. Hoffman-La Roche Ltd and Hoffmann La Roche Inc. or its successors or any of its or their respective Affiliates; provided, that neither Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) nor its subsidiaries (if any) shall be deemed as Affiliates of Roche unless Roche provides written notice to Parent of its desire to include Chugai or its respective subsidiaries (as applicable) as Affiliate(s) of Roche.

“Roche Agreement” means that certain Asset Purchase Agreement, dated as of July 15, 2022, by and among F. Hoffman-La Roche Ltd, Hoffmann La Roche Inc. and Parent.

“Roche Payment Amount” means the thirty million dollar ($30,000,000) milestone payment to be made by Roche to Parent upon the initiation of a phase III clinical study in diabetic macular disorder with the compound known as “EBI-031” during the CVR Term, as set forth in Section 11.1 of the Roche Agreement.

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“Third Party” means any Person other than Parent, Rights Agent or their respective Affiliates.

“Total Payment Amount” means, as of any applicable time of determination, any Asset Disposition Proceeds plus any Roche Payment Amounts.

1.2            Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine gender and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter genders shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the word “including” (in its various forms) means “including without limitation”; (e) references to a “Section” means a Section of this Agreement unless another agreement is specified; (f) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time; (g) words in the singular or plural form include the plural and singular form, respectively; (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (i) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subject of the conjunction are mutually exclusive; and (j) all references to dollars or “$” refer to United States dollars. For clarity, the parties agree that the phrase “materially adverse” when used in this Agreement with respect to the Holders includes any amendment or other action, as applicable, that does or would be reasonably expected to reduce, eliminate, or materially delay the Roche Payment Amount.

2.	CONTINGENT VALUE RIGHTS

2.1            CVRs; Appointment of Rights Agent.

(a)            Each Holder is entitled to one CVR in the form of a dividend for each share of Parent Common Stock held by such Holder as of the Record Time. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of Parent Common Stock as of immediately prior to the Effective Time, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

(b)            Parent hereby appoints the Rights Agent to act as rights agent for Parent as contemplated hereby in accordance with the express terms and conditions set forth in this Agreement (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.

(c)            Parent intends to treat the issuance of the CVRs as a distribution of property by Parent to the holders of Parent Common Stock for U.S. federal income tax purposes. Consistent with such intended tax treatment, Parent will timely send Forms 1099-DIV to all Holders notifying them of the portion of the CVR value that is a nondividend distribution (or a dividend to the extent of Parent’s earnings and profits) for U.S. federal income tax purposes, and take all necessary steps to file its tax returns and any information statements consistent with such tax treatment. Parent will determine, in consultation with and with the consent of the Parent Designee, the fair market value of the CVRs in connection with the issuance and Parent will utilize such fair market value for purposes of all tax reporting (including on Forms 1099-DIV) with respect to the CVR.

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2.2            Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance, transfer or disposition, in whole or in part, that is not a Permitted Transfer will be void ab initio and of no effect.

2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent will create and keep a register (the “CVR Register”) for the purpose of identifying the Holders and registering CVRs and transfers of CVRs as permitted herein. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Parent. The CVR Register will initially show one position for Cede & Co. representing all the CVRs provided to the holders of shares of Parent Common Stock held as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders or DTC participants in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4(a) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Parent Common Stock by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)            Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other reasonably requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if it determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify Parent of the same. No service charge shall be made for any registration of transfer of a CVR; however Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid or will be paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to promptly record the change of address in the CVR Register.

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(e)            Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Parent Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Parent’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Parent Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4            Payment Procedures.

(a)            Within thirty (30) days after the receipt of any portion of the Total Payment Amount, Parent shall (i) deliver to the Rights Agent a certificate certifying to and specifying in reasonable detail (A) the amount of the applicable Total Payment Amount received by Parent or its Affiliates, (B) a calculation of the CVR Payment Amount and CVR Payment, and (C) the Permitted Deductions reflected in such CVR Payment Amount, (ii) deliver to the Rights Agent an amount equal to the aggregate CVR Payment Amount in immediately available funds (each, a “CVR Payment”) and (iii) instruct the Rights Agent to deliver the CVR Payment to the Holders. The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of each applicable CVR Payment, pay to each Holder, by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment statement, such Holder’s CVR Payment Amount less any applicable tax withholding. Until such certificate, CVR Payment and instructions are received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that such portion of the Total Payment Amount has not been received.

(b)            All payments by Parent to the Rights Agent under this Agreement shall be made in U.S. dollars.

(c)            Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold from any CVR Payment Amount otherwise payable or otherwise deliverable pursuant to this Agreement, in each case directly or through an authorized payroll agent, such amounts as are reasonably determined to be required to be deducted or withheld therefrom under the Code or any other provision of any applicable federal, state, local or non-U.S. Tax Law as may be determined by Parent. To the extent such amounts are so deducted or withheld and paid over or deposited with the relevant Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Holder(s) to whom such amounts would otherwise have been paid or delivered. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, Parent shall instruct the Rights Agent, to the extent practicable, to provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided, that the time period for payment of a CVR Payment Amount by the Rights Agent set forth in Section 2.4(a) shall be extended by a period equal to any delay caused by the Holder providing such forms; provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent.

(d)            Any portion of any CVR Payment that remains undistributed to any Holder six (6) months after such CVR Payment is received by the Rights Agent from Parent, provided, that the Rights Agent has fully complied with Section 2.4(a), will be delivered by the Rights Agent to Parent, upon demand, and such Holder will thereafter look only to Parent for payment of its share of such returned CVR Payment, without interest.

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(e)            Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid immediately prior to the date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body, any such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent and such indemnification obligation shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs.

2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)            The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)            The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive the CVR Payment in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any constituent company to the Merger.

(c)            Each Holder acknowledges and agrees that such Holder will not challenge or contest any action, inaction, determination or decision of Parent or the Rights Agent, except via written action of the Acting Holders, and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement.

2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs, in a private transaction or otherwise, for consideration in its sole discretion.

3.	THE RIGHTS AGENT

3.1            Certain Duties and Responsibilities. The Rights Agent will be authorized and protected and will not have any liability for or in respect of any actions taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, except to the extent of its own willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction).

3.2            Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent shall not assume any obligations or relationship of agency or trust with any Holder. In addition:

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(a)            the Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)            whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate with respect to such matter, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it in the absence of bad faith under the provisions of this Agreement in reliance upon such certificate;

(c)            in the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent, any Holder or any other person or entity for refraining from taking such action, unless the Rights Agent receives written instructions from the Parent which eliminates such ambiguity or uncertainty to the satisfaction of the Rights Agent;

(d)            the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for the Rights Agent or the Parent or an employee of the Rights Agent) and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent and shall incur no liability for or in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(e)            the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)            the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only and the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent), nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, settlement, claim, demands, suits, cost or expense (including without limitation, the reasonable and documented fees and expenses of legal counsel) for any action taken, suffered or omitted to be taken by the Rights Agent or arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising therefrom, directly or indirectly, or enforcement of its rights hereunder, unless such loss has been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

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(i)            anything to the contrary notwithstanding, (i) any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of the annual fees (but not reimbursed expenses) paid by Parent to the Rights Agent under this Agreement during the twelve months immediately preceding the event for which recovery is sought, and (ii) in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any action taken, suffered or omitted to be taken by it, even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action;

(j)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with the Rights Agent’s duties under this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable and documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the preparation, delivery, amendment and execution of this Agreement and the exercise and performance of its duties hereunder (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

(k)            the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing from the Parent and all notices or other instruments required by this Agreement to be delivered to the Rights Agent must, in order to be effective, be received by the Rights Agent as specified herein, and in the absence of such notice so delivered the Rights Agent may conclusively assume no such event or condition exists;

(l)            the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Parent or become peculiarly interested in any transaction in which the Parent may be interested, or contract with or lend money to the Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Parent or for any other Person;

(m)            the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be liable, answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Parent, any Holder or any other person or entity resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(n)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

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(o)            the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by the Parent or its Affiliates, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent;

(p)            the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document, including, without limitation, the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement and those of any other agreement, instrument or document, including but not limited to the Merger Agreement, the terms and conditions of this Agreement shall control as they relate to the Rights Agent; and

(q)            The provisions of Section 3.1 and this Section 3.2 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs.

3.3            Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified, and such resignation will become effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. Parent has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect (or, if earlier, the appointment of the successor Rights Agent). Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified. Notwithstanding anything to the contrary contained herein, such replacement or removal of the Rights Agent shall not affect any of the provisions of this Agreement that expressly survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

(b)            If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent, who shall be a stock transfer agent or national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

(c)            Parent will give notice to each Holder of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by delivering a written notice of such event to the Holders as their names and addresses appear in the CVR Register in accordance with Section 7.1. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, and any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

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(d)            Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by, at the applicable time of determination, Holders of at least 33% of the then outstanding CVRs, as set forth in the CVR Register (the “Acting Holders”), Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(e)            The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights (except such rights of the predecessor Rights Agent which survive pursuant to Section 3.3 of this Agreement), powers and trusts of the retiring Rights Agent.

4.	COVENANTS

4.1            List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from Parent’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within ten (10) Business Days of the Effective Time. Until such initial list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders.

4.2            Payment of CVR Payment Amounts. If a CVR Payment is due under Section 2.4(a), Parent will deposit the CVR Payment with the Rights Agent for payment to the Holders in accordance with Section 2.4(a).

4.3            Roche Agreements. Without the prior written consent of the Acting Holders, neither Parent nor any of its Affiliates shall (a) amend, restate, supplement, terminate or otherwise modify the Roche Agreement in a manner materially adversely affecting the Holders’ rights under this Agreement, (b) in the event that Roche fails to make a payment of a Roche Payment at the time rightfully due and payable, take action with respect to, or unreasonably waive or fail to enforce, the right to receive the applicable payments which are rightfully due and payable under the Roche Agreement, in a manner materially adversely affecting the Holders’ rights under this Agreement or (c) agree to any of the foregoing. Without limiting the foregoing, Parent and its Affiliates shall pursue their rights under the Roche Agreement in good faith, and not take any action (or fail to take any action) with the intention of avoiding, reducing or materially delaying any payment to the Holders hereunder.

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4.4            Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm (a) whether the Roche Payment Amount or the Asset Disposition Proceeds have been received by Parent or its successors or Affiliates and (b) the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

5.	Disposition

5.1            During the period beginning on the date hereof and ending on December 31, 2023, Parent will, and will cause its subsidiaries to, use commercially reasonable efforts to effectuate a Disposition, including the negotiation and execution of a Sale Agreement and completion of the transactions contemplated thereby. Further, Parent will not take any actions for the primary purpose of frustrating the payment of CVR Payments.

5.2            The Holders acknowledge and agree that, except as expressly set forth in the foregoing Section 5.1, (a) Parent has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay any potential CVR Payments will not create any express or implied obligation to operate its business in any particular manner in order to maximize any such CVR Payments, (b) the Holders are not relying on any representation of Parent or any other Person with regard to any Asset Disposition or other action involving Potentially Transferable Assets, including CVR Sale Assets, following the Closing, and neither Parent nor any other Person has provided, or can provide, any assurance to the Holders that any potential CVR Payments will in fact be earned and paid, and (c) none of Parent or any of its Subsidiaries, officers or directors shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of Potentially Transferrable Assets, including CVR Sale Assets.

6.	AMENDMENTS

6.1            Amendments without Consent of Holders.

(a)            Without the consent of any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, and the Rights Agent may enter into one or more amendments hereto, solely to evidence any successor to or permitted Assignee of Parent and the assumption by any such successor or permitted Assignee of the covenants of Parent herein as provided in Section 7.3.

(b)            Without the consent of any Holders, Parent, when authorized by a Board Resolution, may, with the consent of the Rights Agent, which consent shall not be unreasonably withheld, conditioned or delayed, at any time and from time to time, enter into one or more amendments hereto, solely for any of the following purposes:

(i)            to evidence the succession of another Person as a successor Rights Agent in accordance with Section 3 and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

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(iii)            to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities or “blue sky” laws; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)            to cancel any CVRs (A) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (B) following a transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(vi)            any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders; or

(vii)            as may be necessary or appropriate to ensure that Parent complies with applicable Law.

(c)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 6.1, Parent will transmit a notice thereof in accordance with Section 7.1 to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

6.2            Amendments with Consent of Holders.

(a)            Subject to Section 6.1 (which amendments pursuant to Section 6.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of such Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)            Promptly after the execution by Parent, and the Rights Agent of any amendment pursuant to the provisions of this Section 6.2, Parent will transmit (or cause the Rights Agent to transmit) a notice thereof in accordance with Section 7.1 to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

6.3            Execution of Amendments. In executing any amendment permitted by this Section 6, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything contained herein, the Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

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6.4            Effect of Amendments. Upon the execution of any amendment under this Section 6, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1            Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fee prepared, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

Computershare Inc. and Computershare Trust Company, N.A.

150 Royall Street, 2nd Floor

Canton, MA 02021

Attention: Relationship Manager

If to Parent, to it at:

Sesen Bio, Inc.

Telephone:	[•]
Email:	[•]
Attention:	[•]

with a copy to:

[•]

Telephone:	[•]
Email:	[•]
Attention:	[•]

The Rights Agent or Parent may specify a different address, email address by giving notice to each other in accordance with this Section 7.1 and to the Holders in accordance with Section 7.2.

7.2            Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid or, if applicable, transmitted through the facilities of DTC in accordance with DTC’s procedures, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

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7.3            Parent Successors and Assigns.

(a)            Parent may not assign this Agreement without the prior written consent of the Acting Holders. Notwithstanding the foregoing (i) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent for so long as they remain wholly-owned subsidiaries of Parent (each, an “Assignee”) and the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, Parent shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (ii) Parent may assign this Agreement in its entirety without the consent of any other party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the “Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, acquirers and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, acquirers and all Assignees. Each of Parent’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. Notwithstanding anything to the contrary contained herein, no assignment pursuant to this Section 7.3 shall relieve Parent of its obligations and liabilities to the Rights Agent hereunder, unless specifically agreed to in writing by the Rights Agent.

(b)            Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of this Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.3(b).

7.4            Benefits of Agreement; Action by Acting Holders. The holders shall be intended third-party beneficiaries hereof and shall be entitled to, solely by action by the written consent of the Acting Holders, specifically enforce the terms hereof; provided that under no circumstances shall the rights of Holders as third-party beneficiaries pursuant to this Section 7.4 be enforceable by such Holders or any other Person acting for or on their behalf other than through the action of the Acting Holders, which Acting Holders shall have the sole power and authority to act on behalf of the Holders in enforcing any of their rights hereunder. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and permitted Assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

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7.5            Governing Law. This Agreement, the CVRs and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

In any Legal Proceeding between any of the parties arising out of our relating to this Agreement, each of the parties hereby (i) irrevocably and unconditionally consent and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, New Castle County, or, if such court does not have jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that any claim in respect of any such Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 7.5, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court, (iv) waives, to the fullest extent permitted by Law, any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement. Nothing in this Section 7.5, however, shall affect the right of any Person to serve legal process in any manner permitted by Law.

7.6            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any term or other provision of this Agreement is determined by a final judgement of a court of competent jurisdiction to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provisions, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. Notwithstanding anything to the contrary herein, if any such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business or other purposes of such invalid or unenforceable term or provision.

7.7            Counterparts and Signature. This Agreement may be signed in any number of counterparts, including by electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.8            Termination. This Agreement will expire and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the later of (i) the conclusion of the CVR Term, and (ii) the payment of the full amount of all CVR Payments made to Parent on or prior to the end of the applicable CVR Term to the Rights Agent and the payment of the full amount of all CVR Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable CVR Payment Amount to each Holder at the address reflected in the CVR Register.

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7.9            Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other party.

7.10            Entire Agreement. As between Parent and the Holders, this Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto, the documents and instruments referred to therein and the documents delivered pursuant thereto) constitute the entire agreement of Parent and the Holders and supersede all prior agreements and undertakings, both written and oral, among Parent and the Holders, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. As between Parent and the Rights Agent, this Agreement (including the documents and instruments referred to herein (other than the Merger Agreement) and the documents delivered pursuant thereto) contains the entire understanding of the parties with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

7.11            Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SESEN BIO, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., jointly as RIGHTS AGENT

By:
Name:
Title:

Annex A

Schedule 5.12

Post-Closing Directors and Officers of Parent and the Surviving Corporation

ANNEX S-C

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Support Agreement”) is entered into as of February 13, 2023, among CARISMA Therapeutics Inc., a Delaware corporation (the “Company”), Sesen Bio, Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (collectively, the “Stockholders,” and each, a “Stockholder”) of Parent.

WHEREAS, as of the date hereof, each Stockholder beneficially owns directly, and has the sole power to vote (or to direct the voting of), the number of shares of common stock, par value $0.001 per share, of Parent (the “Common Stock”), set forth opposite such Stockholder’s name on Schedule I hereto (the “Shares”, together with any other shares of Parent that are hereafter issued to or otherwise acquired or owned by, including upon exercise of options or securities convertible into or exercisable or exchangeable for Common Stock, the voting power of which is acquired by such Stockholder during the Initial Voting Period (as defined below), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, and Seahawk Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated September 20, 2022, which was subsequently amended on December 29, 2022 (as further amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, (i) concurrently with the execution and delivery of this Support Agreement, the Company and Parent intend to further amend the Merger Agreement in the form attached as Exhibit A hereto (the “Second Merger Agreement Amendment”), pursuant to which, among other things, (a) the cash portion of the pre-closing dividend payable to Parent’s stockholders will be further increased to $75 million, on the terms and conditions set forth therein, and (b) Parent shall cause, effective as of the Effective Time, Michael Torok to be appointed as a Class I director of the Parent Board (the “Stockholder Designee”), and (ii) at or prior to 9:30 a.m. Eastern Time on February 14, 2023 (the “Release Date”), the Company and Parent intend to issue the joint press release in the form attached as Exhibit B hereto (the “Joint Press Release”);

WHEREAS, the adoption of the Merger Agreement and the transactions contemplated thereby requires the written consent or affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock entitled to vote on the record date for the Parent Stockholders’ Meeting (the “Record Date”) and (ii) the holders of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote thereon; and

WHEREAS, as a condition and inducement to the Company’s and Parent’s willingness to enter into the Second Merger Agreement Amendment, Parent and the Company have required each of the Stockholders to, as an inducement and in consideration therefor, and each of the Stockholders (in such Stockholder’s capacity as holder of the Subject Shares) has agreed to, enter into this Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1          Capitalized Terms.

(a)                 For purposes of this Support Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

S-C-1

(b)                “Expiration Time” shall mean the earliest to occur of (i) the Effective Time, (ii) any amendment to the Merger Agreement entered into after the date hereof that reduces the amount, or changes the form of any consideration payable to any Stockholder in the transaction or otherwise materially and adversely affects any Stockholder, (iii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (iv) one (1) year from the date hereof or (v) such date that is ten (10) Business Days after Parent’s or the Company’s receipt of notice from any Stockholder specifying a material breach of this Support Agreement by Parent or the Company; provided that such material breach is not cured within such ten (10) Business Day period.

(c)                 “Initial Voting Period” shall mean such period of time beginning on the date hereof and ending on the date of the Expiration Time.

(d)                “Standstill Period” shall mean such period from the date of this Support Agreement until the later of (A) the earlier of (i) fifteen (15) days prior to the deadline under Parent’s Amended and Restated By-laws (the “Parent Bylaws”) for director nominations and stockholder proposals for Parent’s 2024 annual meeting of stockholders, and (ii) one hundred (100) days prior to the first anniversary of Parent’s 2023 annual meeting of stockholders (the “Parent 2023 AGM”), and (iii) such date that is ten (10) Business Days after Parent’s or the Company’s receipt of notice from any Stockholder specifying a material breach of this Support Agreement by Parent or the Company; provided that such material breach is not cured within such ten (10) Business Day period, and (B) the date when the Stockholder Designee is not on the Parent Board.

Article II
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1          Agreement to Vote.

(a)                 Each Stockholder hereby agrees that, during the Initial Voting Period, and at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, such Stockholder, if a meeting is held, shall appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all of the Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby, including (1) adoption and approval of the Merger Agreement and the Contemplated Transactions, (2) the issuance of shares of Common Stock to the Company’s stockholders in connection with the Contemplated Transactions pursuant to the terms of the Merger Agreement, (3) the change of control of Parent resulting from the Merger pursuant to Nasdaq rules, (4) an amendment to the restated certificate of incorporation of Sesen Bio, as amended, to effect a reverse stock split of the issued and outstanding shares of Common Stock, at a ratio of 1-for-20, and reduce the number of authorized shares of Common Stock to 100,000,000, (5) the approval of the Equity Plan Amendments, and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions (the “Stockholder Approval Matters”), and (ii) against any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal.

(b)                Each Stockholder further agrees that, following the Effective Time and until the expiration of the Standstill Period, such Stockholder shall, and shall cause its controlled Affiliates to, (i) cause, in the case of all Common Stock owned of record, and (ii) instruct the record owner, in the case of all Common Stock beneficially owned but not owned of record, directly or indirectly, by such Stockholder, as of the record date for all meetings of stockholders (whether annual or special and whether by vote or written consent) at which directors are elected, in each case that are entitled to vote at such meetings or at any adjournments or postponements thereof, to be present for quorum purposes and to vote at any such meeting or any adjournments or postponements thereof: (A) for all directors nominated and recommended by the Parent Board for election at any such meeting, (B) in accordance with the recommendation of the Parent Board for the ratification of the appointment of its independent registered public accounting firm at any such meeting and (C) in accordance with the Parent Board’s recommendation with respect to any other Parent or Company proposal or stockholder proposal or nomination subject to a vote of the stockholders at any such meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. LLC (“GL”) recommend otherwise with respect to any Parent or stockholder proposals (other than as related to the election, removal or replacement of directors), each Stockholder shall be permitted to vote in accordance with ISS’s or GL’s recommendation; provided, further that each Stockholder shall be permitted to vote in its sole discretion with respect to any extraordinary transaction requiring a vote of Parent’s stockholders. For the avoidance of doubt, it is understood and agreed by the parties hereto that nothing in this Section 2.1(b) limits or in any way modifies the Stockholders’ obligations as set forth in Section 2.1(a).

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Section 2.2          Grant of Irrevocable Proxy. In the event and to the extent that a Stockholder fails to vote the Subject Shares in accordance with Section 2.1(a) at least five (5) Business Days prior to (or takes or attempts to take any actions inconsistent with Section 2.1(a) prior to or at) any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, such Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy, with full power of substitution and re-substitution, to vote, including by executing written consents, during the Initial Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1(a). Each Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. Each Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the Contemplated Transactions is given to Parent by such Stockholder to secure the performance of the obligations of such Stockholder under this Support Agreement. It is agreed that Parent (and its designees) will use the irrevocable proxy that is granted by such Stockholder hereby only in accordance with applicable Laws and that, to the extent Parent (and its designees) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1(a).

Section 2.3          Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Parent by each Stockholder shall be irrevocable during the term of this Support Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by such Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto. The proxy that may be granted hereunder shall terminate at the Expiration Time, but shall survive the death or incapacity of the granting Stockholder and any obligation of such Stockholder under this Support Agreement shall be binding upon the heirs, personal representatives and successors of such Stockholder until the Expiration Time.

Article III
COVENANTS

Section 3.1          Subject Shares.

(a)                 Each Stockholder agrees during the Initial Voting Period it shall not, and shall not commit or agree to, without the prior written consent of Parent and the Company, (i) directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of any or all of the Subject Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares that would conflict with the terms of this Support Agreement, or (iii) take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Support Agreement. Notwithstanding the foregoing, each Stockholder may, at any time, Transfer its Subject Shares (1) by will or other testamentary document or by intestacy, (2) to any investment fund or other entity controlled or managed by such Stockholder or the investment adviser or general partner of such Stockholder, (3) to any member of such Stockholder’s immediate family, (4) to any trust for the direct or indirect benefit of such Stockholder or the immediate family of such Stockholder or otherwise for estate planning purposes or (5) to the extent required by applicable Law; provided, that in the case of clauses (1)-(4), such transferee shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Support Agreement (each such transferee, a “Permitted Transferee”). Each Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary Transfer of any Subject Shares covered hereby shall occur (including a sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the Permitted Transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial Permitted Transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Support Agreement, which shall continue in full force and effect.

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(b)                In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each Stockholder further agrees that, in the event such Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional shares of Common Stock, in each case after the execution of this Support Agreement and prior to the Expiration Time, such Stockholder shall deliver promptly to the Company and Parent written notice of such event, which notice shall state the number of additional shares so acquired. Each Stockholder agrees that any such additional shares of Common Stock shall constitute Subject Shares for all purposes of this Support Agreement and shall be subject to the terms of this Support Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by such Stockholder on the date of this Support Agreement.

Section 3.2          Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in each Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity, including not in such Stockholder’s capacity as a director or officer of Parent. Notwithstanding anything herein to the contrary, nothing in this Support Agreement (including, for the avoidance of doubt, Section 3.7 below), shall in any way restrict a director of Parent (including any director who is an Affiliate of a Stockholder) in the taking of any actions (or failure to act) solely in his or her capacity as a director of Parent, or in the exercise of his or her fiduciary duties as a director of Parent, or prevent or be construed to create any obligation on the part of any director of Parent from taking any action in his or her capacity as such director, and no action taken solely in any such capacity as a director of Parent shall be deemed to constitute a breach of this Support Agreement.

Section 3.3          Other Offers. Except to the extent Parent is permitted to take such action pursuant to the Merger Agreement, each Stockholder (in such Stockholder’s capacity as such) shall not, and shall instruct and cause its Representatives not to, take any of the following actions: (a) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal; (b) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal (except as required by applicable Law or pursuant to a request by a Governmental Body); (c) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any Person (or any representative thereof) with respect to, any Acquisition Proposal; (d) approve, endorse or recommend or publicly propose to approve, endorse or recommend, any Acquisition Proposal; or (e) enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or publicly proposing to approve, endorse or recommend, any Acquisition Transaction; provided, however, that none of the foregoing restrictions shall apply to a Stockholder’s and its Representatives’ interactions with Parent, Merger Sub, the Company and their respective subsidiaries and Representatives; provided, further, that nothing in this Section 3.3 shall prevent a Stockholder from referring a Person to this Section 3.3 or to the Merger Agreement. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholders shall be deemed to be a breach of this Section 3.3.

Section 3.4          Communications. Section 3.5 During the Initial Voting Period, each Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives and Affiliates, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that (a) criticizes or disparages this Support Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby or (b) is in opposition to the Stockholder Approval Matters, without the prior written consent of Parent and the Company, except as may be required by applicable Law in which circumstance such announcing party shall reasonably consult with the Company and Parent to the extent legally permissible prior to any such disclosure; provided, that the foregoing shall not limit or affect any actions taken by the Stockholders (or any affiliated officer or director of the Stockholders) that would be permitted to be taken by the Stockholders pursuant to the Merger Agreement. Each Stockholder hereby: (i) consents to and authorizes the publication and disclosure in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger or any Contemplated Transaction of (A) such Stockholder’s identity, (B) such Stockholder’s ownership of the Subject Shares, (C) this Support Agreement and (D) the nature of the such Stockholder’s commitments, arrangements and understandings under this Support Agreement; and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document. Further, the Stockholder Designee shall, during the term of his service as a director of the Parent Board, comply with the Code of Conduct and all other policies and guidelines applicable to independent directors serving on the Parent Board that (i) have been as of the date hereof or are prior to the Effective Time validly adopted by the Company Board to be effective as of the Effective Time or (iii) are validly adopted by the Parent Board after the Effective Time.

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SECTION 3.5          Voting Trusts. Except for this Support Agreement or otherwise disclosed to Parent prior to the date hereof, each Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares that would restrict such Stockholder from performing its obligations under this Support Agreement.

SECTION 3.6          Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Support Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement; provided, however, that (i) each Stockholder may defend against, contest or settle any action, claim, suit or cause of action brought against such Stockholder that relates solely to such Stockholder’s capacity as a director, officer or securityholder of Parent and (ii) the foregoing shall not limit or restrict in any manner each Stockholder from enforcing such Stockholder’s rights under this Support Agreement and the other agreements entered into by such Stockholder in connection herewith, or otherwise in connection with the Merger, including such Stockholder’s right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

SECTION 3.7          Additional Agreements. Each Stockholder agrees that during the Standstill Period, each Stockholder shall not, and shall cause each of its controlled Affiliates and Associates (as used in this Section 3.7, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Support Agreement become Affiliates or Associates of any person or entity referred to in this Support Agreement) not to, in each case directly or indirectly, in any manner:

(a)                 engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of Parent or the Company, as applicable;

(b)                form, join, or knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of Common Stock (other than a “group” that includes all or some of the members of each Stockholder, but does not include any other entities or persons that are not members of each Stockholder as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of any Stockholder to join the “group” following the execution of this Support Agreement so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Support Agreement;

(c)                 deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than (i) any such voting trust, arrangement or agreement solely among the members of each Stockholder, (ii) otherwise in accordance with this Support Agreement or (iii) customary brokerage accounts, margin accounts, prime brokerage accounts and the like;

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(d)                seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to Parent or the Company, publicly seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Parent Board;

(e)                 (i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of Parent or the Company or through any referendum of stockholders, (ii) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving each Stockholder and Parent or the Company, (iii) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Parent or the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (iv) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to Parent or the Company by such third party prior to such proposal becoming public, or (v) call or seek to call a special meeting of stockholders of Parent or the Company;

(f)                  make any request under Section 220 of the DGCL;

(g)                seek, alone or in concert with others, representation on the Parent Board, except as specifically set forth pursuant to the Second Merger Agreement Amendment;

(h)                (i) nominate or recommend for nomination any person for election at any annual or special meeting of stockholders of Parent or the Company, (ii) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the stockholders of Parent or the Company, or (iii) initiate, knowingly encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of stockholders of Parent or the Company, or publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 3.7(h);

(i)                  advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of Parent or the Company at any annual or special meeting of stockholders (other than as expressly set forth in Section 2.1); or

(j)                  make any request or submit any proposal to amend the terms of this Support Agreement other than through non-public communications with Parent, the Parent Board, the Company or the Company Board that would not be reasonably determined to trigger public disclosure obligations for any party.

Notwithstanding anything to the contrary contained in Section 3.7 or elsewhere in this Support Agreement, a Stockholder shall not be prohibited or restricted from: (A) communicating privately with Parent, the Parent Board, the Company, the Company Board or any officer or director of Parent or the Company regarding any matter, so long as (1) such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any party to this Support Agreement, and (2), unless otherwise agreed between Parent and the Company, at least one representative of each of Parent and the Company is present for any such communications; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Stockholder, provided that a breach by such Stockholder of this Support Agreement is not the cause of the applicable requirement; or (C) communicating with stockholders of Parent and the Company and others in a manner that does not otherwise violate and is not inconsistent with this Support Agreement, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and not undertaken with the intent to circumvent this Support Agreement.

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SECTION 3.8          Parent Agreements. Solely in the event that either Parent has not yet obtained the Required Parent Stockholder Vote or the Company has not yet obtained the Required Company Stockholder Vote by April 1, 2023:

(a)                 Parent acknowledges and agrees to provide each Stockholder with written notice of the date of the Parent 2023 AGM at least seventy (70) days prior to such meeting (such notice, the “Parent AGM Notice”). Notwithstanding anything to the contrary contained in this Support Agreement or the Parent Bylaws with respect to the requirement that the notice comply with the time deadlines set forth in the Parent Bylaws with respect to the proposal of business and/or nomination of director candidates, a Stockholder’s notice of director nominations or stockholder proposals for consideration at the Parent 2023 AGM shall be deemed timely received by Parent in accordance with the Parent Bylaws if such notice (i) is received in writing by the secretary of Parent at the principal executive offices of Parent during the ten (10) day period following such Stockholder’s receipt of the Parent AGM Notice, and (ii) otherwise complies with the requirements set forth in the certificate of incorporation of Parent, the Parent Bylaws and applicable Law; and

(b)                Parent acknowledges and agrees that it shall not hold the Parent 2023 AGM prior to seventy (70) days after the delivery of the Parent AGM Notice.

Article IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent and the Company as follows:

Section 4.1          Due Authorization, etc. Such Stockholder is a natural person, corporation, trust, limited partnership or limited liability company. If such Stockholder is a corporation, trust, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Such Stockholder has all necessary power and authority to execute and deliver this Support Agreement, perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Support Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Support Agreement, or to consummate the transactions contemplated hereby. This Support Agreement has been duly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 4.2          Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the Shares which such Stockholder beneficially owns directly as of the date hereof. As of the date hereof, each Stockholder is the beneficial owner of the Shares denoted as being owned by such Stockholder on Schedule I hereto, has the power to vote or cause to be voted such Shares and has the power to dispose of, or cause to be disposed, such Shares (other than, if such Stockholder is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in such Stockholder under the partnership agreement or operating agreement governing such Stockholder and applicable partnership or limited liability company law, or if such Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Support Agreement by executing the spousal consent attached hereto as Exhibit C). Each Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by such Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (a) those created by this Support Agreement, (b) those existing under applicable securities laws and (c) those that would not adversely affect such Stockholder’s ability to perform its obligations under this Support Agreement. Without limiting the generality of the foregoing, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares, and no Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Shares except as provided hereunder. Schedule II hereto sets forth opposite such Stockholder’s name the Shares which such Stockholder beneficially owned directly as of the Record Date. As of the Record Date, each Stockholder was the beneficial owner of the Shares denoted as being owned by such Stockholder on Schedule II hereto, had the power to vote or cause to be voted such Shares and had the power to dispose of, or cause to be disposed, such Shares, except as otherwise indicated to Parent prior to the date hereof.

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Section 4.3          No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other Person, is necessary for the execution of this Support Agreement by such Stockholder and (b) none of the execution and delivery of this Support Agreement by such Stockholder, the performance of such Stockholder’s obligations hereunder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material Contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Support Agreement.

Section 4.4          Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled, whether directly or indirectly, to a fee, commission or other benefit from Parent, Merger Sub or the Company in respect of this Support Agreement based upon any Contract made by or on behalf of such Stockholder.

Section 4.5          Reliance. Such Stockholder has had the opportunity to review the Merger Agreement, the Second Merger Agreement Amendment and this Support Agreement with counsel of such Stockholder’s own choosing. Such Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. Such Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective Representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. Such Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. Such Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Support Agreement.

Section 4.6          No Litigation. As of the date of this Support Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Each of Parent and the Company, solely on their own behalf, hereby represents and warrants to each Stockholder as follows:

Section 5.1          Due Authorization, etc. Each of Parent and the Company is a corporation, and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Company has all necessary power and authority to execute and deliver this Support Agreement, perform such party’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and the Company of this Support Agreement, the performance by Parent and the Company of its obligations hereunder and the consummation by Parent and the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and the Company and no other proceedings on the part of Parent and the Company are necessary to authorize this Support Agreement, or to consummate the transactions contemplated hereby. This Support Agreement has been duly executed and delivered by each of Parent and the Company and (assuming the due authorization, execution and delivery by each Stockholder) constitutes a valid and binding obligation of Parent and the Company, enforceable against Parent and the Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

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Section 5.2          No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other Person, is necessary for the execution of this Support Agreement by each of Parent and the Company and (b) none of the execution and delivery of this Support Agreement by Parent and the Company, the performance of Parent and the Company’s obligations hereunder, the consummation by Parent and the Company of the transactions contemplated hereby or compliance by Parent and the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent and the Company, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material Contract, understanding, agreement or other instrument or obligation to which Parent or the Company is a party or by which Parent or the Company, as applicable, or their respective assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Parent or the Company’s ability to perform its obligations under this Support Agreement.

Article VI
TERMINATION

Section 6.1          Termination. This Support Agreement shall automatically terminate, and none of Parent, the Company or the Stockholders shall have any rights or obligations hereunder and this Support Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the failure of Parent and the Company to issue the Joint Press Release by 9:30 a.m. Eastern Time on the Release Date; (b) the valid termination of the Merger Agreement in accordance with its terms; (c) any amendment to the Merger Agreement that reduces the amount, or changes the form of any consideration payable to the Stockholders in the Contemplated Transactions or otherwise materially and adversely affects the Stockholders; (d) the expiration of the Standstill Period, (e) solely in the event that either Parent has not yet obtained the Required Parent Stockholder Vote or the Company has not yet obtained the Required Company Stockholder Vote by such date, April 1, 2023, and (f) the time this Support Agreement is terminated upon the written agreement of each of the Stockholders, the Company and Parent. The parties acknowledge that upon termination of this Support Agreement as permitted under and in accordance with the terms of this Support Agreement, no party to this Support Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, and no party shall have any further obligations or liabilities under this Support Agreement, subject to the following sentence. Notwithstanding anything to the contrary herein, (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Support Agreement prior to termination hereof, and (ii) the provisions of Section 3.8, this Section 6.1 and Section 7.4 through Section 7.14 shall survive the termination of this Support Agreement.

Article VII
MISCELLANEOUS

Section 7.1          Press Release, SEC Filings. No later than 9:30 a.m. Eastern Time on the Release Date, the Company and Parent shall issue the Joint Press Release. Prior to the Release Date, none of the Stockholders (individually or jointly) nor any of their Representatives or Affiliates shall issue a press release, public announcement or other public communication with respect to Parent, the Company, the entry into this Support Agreement or the actions contemplated hereby without the prior written consent of Parent and the Company. Promptly following the execution and delivery of this Support Agreement, Parent will file a Current Report on Form 8-K (the “Form 8-K”), which will report the entry into this Support Agreement and file the Support Agreement as an exhibit thereto. The Stockholders shall be given a reasonable opportunity to review and comment on the Form 8-K or any other filing with the SEC made by Parent with respect to this Support Agreement, and Parent shall give reasonable consideration to any comments of the Stockholders. Parent acknowledges that the Stockholders may file this Support Agreement as an exhibit to the Stockholders’ Schedule 13D. In such event, Parent shall be given a reasonable opportunity to review and comment on such Schedule 13D filing made by the Stockholders with respect to this Support Agreement, and the Stockholders shall give reasonable consideration to any comments of Parent. Following the Release Date, each Stockholder shall, and shall cause its Representatives and Affiliates to, cause any public or private filings, announcements, statements or communications that reference the entry into this Support Agreement or the actions contemplated to be taken in connection with the entry into this Support Agreement or are otherwise made in connection herewith, to be consistent with the Joint Press Release and the terms of this Support Agreement. Parent and Company shall be given a reasonable opportunity to review and comment on any such filings, announcements, statements or communications by the Stockholders, and the Stockholders shall give reasonable consideration to any comments of Parent.

S-C-9

Section 7.2          Non-Disparagement. Each of the parties hereby agrees that, during the Initial Voting Period, neither it nor any of its Representatives or Affiliates or any of its or its Representatives’ and Affiliates’ respective agents, subsidiaries, officers, directors, managers, principals or managing members shall in any way publicly (or in any way reasonably expected to be made public) attack, disparage, call into disrepute, criticize, impugn, defame, slander or otherwise make any public statements or statements reasonably expected to be made public that would reasonably be expected to damage the business or reputation of any other party or such other party’s subsidiaries, Affiliates, officers (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Support Agreement), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Support Agreement) or employees, or any of their businesses, products or services, including, for the avoidance of doubt, the making of statements that would reasonably be expected to have any of the foregoing adverse consequences. Each party shall use its commercially reasonable efforts to cause its and its Representatives’ and Affiliates’ employees to comply with this Section 7.2. For the avoidance of doubt, the foregoing shall not restrict the ability of any person to comply with compelled testimony or production of information by legal process, subpoena or as part of a response to a request for information from any Governmental Body with purported jurisdiction over the party from whom information is sought.

Section 7.3          Further Actions. Subject to the terms and conditions set forth in this Support Agreement, each party hereto agrees to take any all actions and to do all things reasonably necessary to effectuate this Support Agreement. If a Stockholder is a married individual, his or her spouse shall deliver the spousal consent attached hereto as Exhibit C unless such Stockholder can demonstrate to Parent’s and the Company’s reasonable satisfaction that his or her spouse does not have any community property interests in the Subject Shares.

Section 7.4          Fees and Expenses. Parent agrees to reimburse the Stockholders for the reasonable and documented out-of-pocket expenses incurred by the Stockholders prior to the date hereof directly in connection with their investment in Parent, including but not limited to the negotiation and execution of this Support Agreement, in an aggregate amount not to exceed $180,000. The reimbursement provided in this Section 7.4 shall be paid by Parent to the Stockholders no later than five (5) Business Days following Parent’s receipt of reasonable documentation supporting such reimbursable expenses hereunder. Except as otherwise specifically provided in this Section 7.4, each party shall bear its own fees and expenses in connection with this Support Agreement and the transactions contemplated hereby.

Section 7.5          Amendments, Waivers, etc. This Support Agreement may not be amended except by an instrument in writing signed by all the parties hereto and specifically referencing this Support Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Support Agreement, or any power, right, privilege or remedy under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.6          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

S-C-10

If to the Company, to

CARISMA Therapeutics Inc.

3675 Market Street, Suite 200

Philadelphia, Pennsylvania 19104

Attn: President and Chief Executive Officer

Email: steven.kelly@carismatx.com

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center
250 Greenwich Street

New York, NY 10007
Attention: Brian A. Johnson; Christopher Barnstable-Brown
Email: Brian.Johnson@wilmerhale.com;

Chris.Barnstable-Brown@wilmerhale.com

If to Parent, to

Sesen Bio, Inc.

245 First Street, Suite 1800

Cambridge, MA

Attn: Chief Executive Officer

Email: tom.cannell@sesenbio.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
1735 Market St
Philadelphia, PA 19103
Attention: Steve Abrams; Jessica Bisignano
Email: steve.abrams@hoganlovells.com; jessica.bisignano@hoganlovells.com

If to a Stockholder, to the address or electronic mail address set forth on the signature pages hereto or to such other Person or address as any party shall specify by written notice so given, and with a copy to its counsel (which shall not constitute notice) as set forth below:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Ryan Nebel; Rebecca Van Derlaske
Email: rnebel@olahanlaw.com; rvanderlaske@olshanlaw.com

Section 7.7          Interpretation; Construction. Headings of the Articles and Sections of this Support Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. Except as otherwise indicated, all references in this Support Agreement to “Exhibits”, “Sections” or “Schedules” are intended to refer to Sections of this Support Agreement and the Exhibits or Schedules to this Support Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement. As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

S-C-11

Section 7.8          Severability. Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Support Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Support Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Support Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.9          Entire Agreement; Assignment. This Support Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof; provided, however, that, as between the Company and Parent, to the extent of any conflict between the Merger Agreement and this Support Agreement, the terms of the Merger Agreement shall control and supersede any such conflicting terms. This Support Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and, in the case of each Stockholder, such Persons to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass; provided, however, that neither this Support Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without consent, each of Parent and the Company may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of such party under the Merger Agreement, and any attempted assignment or delegation of this Support Agreement or any of the rights, interests or obligations by any of the parties without the other parties prior written consent shall be void and of no effect.

Section 7.10       Governing Law. THIS SUPPORT AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS SUPPORT AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 7.11       Specific Performance. The parties hereto acknowledge that any breach of this Support Agreement would give rise to irreparable harm for which monetary damages, even if applicable, would not be an adequate remedy, and would occur in the event that any party does not perform the provisions of this Support Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties shall be entitled to seek a decree of specific performance, an injunction or other equitable relief to prevent breaches or threatened breaches of any of the provisions of this Support Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of specific performance, an injunction or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Support Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.12       Submission to Jurisdiction. The parties hereby (a) irrevocably and unconditionally submit to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware, New Castle County, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware, (b) agree that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.12, (c) waive any objection to laying venue in any such action or proceeding in such courts, (d) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agree that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.6 of this Support Agreement. Nothing in this Section 7.12, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

S-C-12

Section 7.13       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS SUPPORT AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS SUPPORT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SUPPORT AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.14       Counterparts. This Support Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

(Signature Pages Follow)

S-C-13

IN WITNESS WHEREOF, the Company, Parent and each of the Stockholders have caused this Support Agreement to be duly executed as of the day and year first above written.

CARISMA THERAPEUTICS INC.

By:	/s/ Steven Kelly
	Name:	Steven Kelly
	Title:	Chief Executive Officer

SESEN BIO, INC.

By:	/s/ Thomas R. Cannell
	Name:	Thomas R. Cannell
	Title:	President & CEO

[Signature Page to Stockholder Support Agreement]

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

BRADLEY L. RADOFF

By:	/s/ Bradley L. Radoff

[Signature Page to Stockholder Support Agreement]

JEC II ASSOCIATES, LLC

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Manager

THE K. PETER HEILAND 2008 IRREVOCABLE TRUST

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Trustee

MICHAEL TOROK

By:	/s/ Michael Torok

[Signature Page to Stockholder Support Agreement]

Exhibit A

Form of Second Merger Agreement Amendment

Exhibit B

Form of Joint Press Release

Exhibit C

Form of Spousal Consent1

I acknowledge that I have read the Voting and Support Agreement (to which this consent is attached) and that I know and understand, and have been fully advised by my attorney with respect to, its contents. As the spouse of the Stockholder, I hereby agree: (i) that all shares of capital stock, all options, all warrants and all additional securities of Parent held by the Stockholder, and all other rights with respect to the capital stock of Parent held by the Stockholder, and my interest in such shares, options, warrants, additional securities and other rights, if any, are subject to the provisions of the Voting and Support Agreement and the Merger Agreement (as defined in the Voting and Support Agreement), which I consent to; and (ii) that I will take no action at any time to hinder the operation of the Voting and Support Agreement or the Merger Agreement.

Signature of Spouse:

Printed Name:

1 NTD: Only individual stockholders who reside in Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin are required to provide a spousal consent.

Schedule I

Ownership of Shares as of February 13, 2023

Name and Address of Stockholder	Number of Shares of Common Stock
The Radoff Family Foundation 2727 Kirby Drive, Unit 29L Houston, Texas 77098	1,879,344
Bradley L. Radoff 2727 Kirby Drive, Unit 29L Houston, Texas 77098	7,420,756
JEC II Associates, LLC 68 Mazzeo Drive Randolph, Massachusetts 02368	6,399,839
The K. Peter Heiland 2008 Irrevocable Trust 68 Mazzeo Drive Randolph, Massachusetts 02368	1,000,000
Michael Torok 68 Mazzeo Drive Randolph, Massachusetts 02368	1,025,000

Schedule II

Ownership of Shares as of January 17, 2023

Name and Address of Stockholder	Number of Shares of Common Stock
The Radoff Family Foundation 2727 Kirby Drive, Unit 29L Houston, Texas 77098	1,879,344
Bradley L. Radoff 2727 Kirby Drive, Unit 29L Houston, Texas 77098	7,025,058
JEC II Associates, LLC 68 Mazzeo Drive Randolph, Massachusetts 02368	6,379,839
The K. Peter Heiland 2008 Irrevocable Trust 68 Mazzeo Drive Randolph, Massachusetts 02368	1,000,000
Michael Torok 68 Mazzeo Drive Randolph, Massachusetts 02368	1,025,000